EXECUTION VERSION

_____________________________________________________________________________
PURCHASE AND SALE AGREEMENT
dated as of
July 22, 2015
between
BayWa r.e. Wind, LLC
as Seller,
and
NorthWestern Corporation d/b/a NorthWestern Energy
as Buyer
______________________________________________________________________________

Article 1 DEFINITIONS AND INTERPRETATION	1

1.1	Defined Terms 1

1.2	Interpretation 14

Article 2 AGREEMENT TO PURCHASE AND SELL	15

2.1	Sale and Purchase of Target Interests 15

2.2	Aggregate Purchase Price 15

2.3	Estimated Aggregate Purchase Price 15

2.4	Post-Closing Adjustments 15

Article 3 CLOSING	17

3.1	Time and Place of the Closing 17

3.2	Conditions to Obligations of Seller at Closing 18

3.3	Conditions to Obligations of Buyer at Closing 19

3.4	Additional Actions 21

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER	21

4.1	General Representations and Warranties Regarding Seller 21

4.2	Representations and Warranties Regarding the Project Company and each Project 23

Article 5 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER	36

5.1	Representations and Warranties of Buyer 36

Article 6 COVENANTS AND AGREEMENTS	38

6.1	Covenants of All Parties 38

6.2	Tax Matters 40

6.3	Reliance Letters 45

6.4	Access to Information 46

6.5	Notice of Certain Events 46

6.6	Insurance 46

6.7	Certain Terminations 47

6.8	FERC 203 Application; SPP Consent 47

6.9	Expansion Project Payment 47

6.10	Supplements to Disclosure Schedules 47

6.11	Compliance 48

6.12	Real Property Certificates 48

Article 7 INDEMNIFICATION AND REMEDIES	48

7.1	General 48

7.2	Limitations on Indemnification 48

7.3	Procedure for Indemnification with Respect to Third-Party Claims 51

7.4	Right to Offset Payments 52

Article 8 TERMINATION	52

8.1	Termination Prior to Closing Date 52

8.2	Effect of Termination 53

Article 9 MISCELLANEOUS	54

9.1	Notices 54

9.2	Entire Agreement; Amendments 55

9.3	Successors and Assigns 55

9.4	Currency Matters 56

9.5	Governing Law 56

9.6	Consent to Jurisdiction 56

9.7	Attorneys’ Fees 56

9.8	Confidentiality 56

9.9	Expenses 57

9.10	Public Statements 57

9.11	Waiver of Consequential Damages 57

9.12	Joint Effort 58

9.13	Specific Performance 58

9.14	Captions 58

9.15	Severability 58

9.16	Counterparts 58

9.17	Third Parties 58

9.18	No Waiver 58

9.19	Delivery by Facsimile or PDF 58

9.20	Exercise of ROFO 59

EXHIBITS

Exhibit A	Form of Assignment Agreement

Exhibit B	Form of FIRPTA Certificate

Exhibit C	Form of General Release

Exhibit D	Form of Seller Parent Guaranty

Exhibit E	Allocation Schedule

Exhibit F	Form of License Agreement

Exhibit G	Form of Real Property Certificate
SCHEDULES

Schedule 1.2	Financial Statements

Schedule 1.3	Buyer Representatives

Schedule 1.4	Seller Representatives

Schedule 4.1.4	Seller Governmental Approvals and Consents

Schedule 4.1.9	Diligence Materials

Schedule 4.2.2	Directors, Officers or Managers and Bank Accounts of the Project Company

Schedule 4.2.4	No Violations

Schedule 4.2.5	Material Contracts (Excluding Those Constituting Real Property Interests)

Schedule 4.2.6(a)	Real Property Interests

Schedule 4.2.6(b)	Title to Real Property Interests

Schedule 4.2.6(d)	Actions against Real Property Interests

Schedule 4.2.7	Assets

Schedule 4.2.9	Governmental Approvals

Schedule 4.2.12	Environmental Approvals

Schedule 4.2.13(n)	Energy Sales Certificate

Schedule 4.2.16	Liabilities

Schedule 4.2.17	Insurance

Schedule 4.2.20	Interconnection Rights and Approvals; Project Status

Schedule 4.2.21	Studies and Reports

Schedule 5.1.4	Buyer Governmental Approvals and Consents
Schedule 6.10    Information Made Available Post-Signing

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 22, 2015, is entered into by and between BayWa r.e. Wind, LLC, a Delaware limited liability company (“Seller”), and NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation (“Buyer”) (each of Seller and Buyer being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”), with reference to the following:
RECITALS
WHEREAS, Seller owns 100% of the issued and outstanding membership interests (the “Target Interests”) of Beethoven Wind, LLC, a Delaware limited liability company (the “Project Company”);
WHEREAS, the Project Company has developed and owns and operates the Operational Projects and is developing the Expansion Project (each as defined below); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Target Interests.
NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1    Defined Terms. Capitalized terms used in this Agreement (including in the recitals hereto) without other definition shall have the following meanings, unless the context clearly requires otherwise:

“Accounts Receivable” means all accounts receivable of the Project Company relating to activities or services performed, or goods provided, by the Project Company prior to the Closing Date (other than with respect to Unbilled Energy Costs).
“Action” means any litigation, cause of action, arbitration, audit, hearing, claim, suit, demand, charge, complaint, dispute, grievance, investigation or proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Person or arbitrator or any other Person.
“Adjustments” has the meaning set forth in Section 2.2.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.
“Aggregate Purchase Price” has the meaning set forth in Section 2.2.
“Agreement” means this Purchase and Sale Agreement, including all Exhibits, Schedules and other attachments hereto, as amended, restated or otherwise modified from time to time.
“Allocation Schedule” has the meaning given in Section 6.2.10.

“As-Built Survey” means an as-built survey, in form and substance reasonably acceptable to the Buyer and sufficient for the Title Company to provide survey coverage in the Title Policy in compliance with the “2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors effective February 23, 2011 showing and including optional items 3, 4, 6(b), 7(a), 7(c), 8, 11(a), 11(b), 13, 14, 16, 17, 18, 19, 20(a) and 21 and certified by a surveyor licensed in the State of South Dakota reasonably satisfactory to the Title Company, the Project Company and Buyer, prepared not more than sixty (60) days prior to the Closing.
“Asset Management Agreement” means that Asset Management Agreement, between Project Company and Seller, dated as of May 28, 2015.
“Assets” means all rights or interests pertaining to the ownership or operation of the Projects or the business of the Project Company, of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, including applications and rights to negotiate, and wherever situated) and including, without limitation, any goodwill related thereto. For the avoidance of doubt, Assets does not include Citibank bank account no. 205888431, which will be closed on or prior to the Closing Date.
“Assignment Agreement” means that membership interest assignment and assumption agreement substantially in the form of Exhibit A attached hereto.
“B&H” means B&H Wind, LLC, a South Dakota limited liability company.
“B&H PSA” means the Asset Purchase and Sale Agreement by and between B&H and Project Company dated as of August 19, 2014.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“Basket” has the meaning given in Section 7.2.3.
“Benefit Plan” means any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or other pension, bonus, profit sharing, stock option or other agreement or arrangement providing for employee remuneration or benefits, including a multiemployer plan, as that term is defined in Section 4001(a)(3) of ERISA.
“Books and Records” means all documents, papers, books, records, ledgers, certificates, spreadsheets, Tax Returns, other information related to Taxes (including each Project’s eligibility for the PTC and other Tax benefits) and supporting documentation, contracts, permits, Orders, Governmental Approvals, commitments, files and records and all Charter Documents and instruments (including, without limitation, limited liability company agreements and bylaws, resolutions, written consents or other authorization), as applicable, of a Person, including original and electronic copies of such information.
“BOP Agreement” means that Balance of Plant Engineering, Procurement and Construction Contract, dated as of August 26, 2014, between the Project Company and the BOP Contractor, as amended by that Change Order Request #1, dated as of September 5, 2014, Change Order Request #2, dated October 28, 2014, Change Order Request #3, dated as of December 10, 2014, Change Order Request #4, dated as of February 5, 2015, Change Order Request #5, dated as of February 20, 2015, Change Order Request #6, dated as of March 31, 2015, Change Order Request #7, dated as of April 20, 2015, and Change Order Request #8, dated as of April 20, 2015.
“BOP Contractor” means Thorstad Companies, a Minnesota corporation.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York or San Diego, California.
“Buyer” has the meaning given in the preamble to this Agreement.
“Buyer’s Knowledge” means the actual knowledge, after reasonable inquiry, of the persons set forth for Buyer on Schedule 1.3.
“Buyer’s Proposed Calculations” has the meaning given in Section 2.4.1.
“Charter Documents” means, with respect to any Person, all organizational documents and all bylaws, limited liability company agreements, shareholder or member agreements or similar Contracts relating to the ownership or governance of such Person.
“Closing” has the meaning given in Section 3.1.
“Closing Date” means the date on which (a) Seller and Buyer shall have delivered all of the documents and other items required to be delivered by each of them under Sections 3.2.1 and 3.2.2, except to the extent that (i) any of the deliveries required to be made by Seller have been waived by Buyer and (ii) any of the deliveries required to be made by Buyer have been waived by Seller; and (b) the other conditions to the obligations of each Party set forth in Sections 3.2 and 3.3 have been satisfied or waived.
“Closing Estimate and Funds Flow Statement” has the meaning given in Section 2.3.
“Closing Statement” has the meaning given in Section 2.4.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning given in Section 9.8.1.
“Contract” means any agreement, contract, lease, sublease, consensual obligation, mortgage, indenture, promissory note, evidence of Indebtedness, purchase order, letter of credit, license, sublicense, right of first refusal or offer, easement, security agreement, promise or undertaking of any nature (whether written or oral and whether express or implied), including letters of intent, executed term sheets, and similar evidences of an agreement in principle and including any amendments, modifications or supplements to any of the foregoing.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Control” when used as a verb in the referenced clauses shall have a correlative meaning.
“Data Room” means that certain virtual data room relating to the Projects established by Seller through Box.com, as such data room existed on the Business Day immediately preceding the date of this Agreement, consisting of the documents and materials set forth on Schedule 4.1.9, all of which have been available to download from the Data Room by Buyer with Seller’s consent.
“Deficiency” has the meaning given in Section 2.4.7.
“Disputed Amounts” has the meaning given in Section 2.4.4.
“Disputed Refund Amount” has the meaning given in Section 6.2.6.

“Dollars” and “$” mean United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.
“Energy Sales Certificate” means the certificate set forth in Schedule 4.2.13(n).
“Environmental Law” means any Law relating to (a) pollution or the protection of air, water, wetlands, land, soil, subsurface strata, groundwater, human health (with respect to exposure to Hazardous Materials), workplace safety, natural resources, wildlife (including avian), flora, fauna or the environment or (b) the Release, generation, use, handling, treatment, storage, disposal, arrangement for disposal or transportation of, or exposure to, Hazardous Materials.
“Environmental Report” has the meaning given in Section 4.2.21.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Accounts Receivable” has the meaning given in Section 2.3.
“Estimated Aggregate Purchase Price” means (a) the Base Purchase Price, (b) minus the Estimated Unpaid Expenses, (c) plus the Estimated Prepaid Expenses, (d) plus the Estimated Accounts Receivable and (e) plus the Estimated Unbilled Energy Costs.
“Estimated Prepaid Expenses” has the meaning given in Section 2.3.
“Estimated Unbilled Energy Costs” has the meaning given in Section 2.3.
“Estimated Unpaid Expenses” has the meaning given in Section 2.3.
“Expansion Project” means a proposed 50 MW wind energy project located in Douglas, Hutchinson and Charles Mix Counties, South Dakota.
“EWG” means an “exempt wholesale generator” under the Public Utility Holding Company Act of 2005 and applicable FERC regulations, as amended.
“Federal Power Act” means the Federal Power Act of 1935, as amended.
“FERC” means the Federal Energy Regulatory Commission.
“FERC 203 Order” has the meaning given in Section 6.8.
“Final Aggregate Purchase Price” has the meaning given in Section 2.4.6.
“Final FERC 203 Order” means (a) the issuance of the FERC 203 Order if there has been no intervenor as of such issuance with respect to the Parties’ application for the FERC 203 Order, and (b) the issuance of a FERC 203 Order that is final and non-appealable if there has been an intervenor with respect to the Parties’ application for the FERC 203 Order.
“Financial Statements” means the financial statements for the Project Company attached hereto to Schedule 1.2.
“Fundamental Representations” has the meaning given in Section 7.2.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practices, except to the extent such generally accepted accounting principles have changed.
“General Release” means an agreement substantially in the form attached hereto as Exhibit C.
“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, Order, recognition, grant, confirmation, clearance, review, variance, filing or registration by or with any Governmental Person.
“Governmental Person” means any federal, national, regional, state, county, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.
“Hazardous Materials” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Law; (b) any asbestos or asbestos containing materials; (c) polychlorinated biphenyls (“PCBs”), or PCB containing substances or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (f) any other hazardous, radioactive, toxic or noxious substance or material, or pollutant or contaminant (in each case, whether solid, liquid or gas) that, whether by its nature or its use, is subject to regulation or gives rise to liability under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including any such indebtedness evidenced by any note, bond (including surety and appeal bonds, performance bonds and other obligations of a like nature), letter of credit (to the extent of any amounts drawn thereunder by the beneficiary thereof), debenture, mortgage or similar debt instrument; (b) bank overdrafts or liability obligations under a letter of credit, bankers’ acceptance note, purchase facility or other similar facility; (c) liabilities for the deferred purchase price of property acquired by, or services rendered to, such Person that are required to be classified and accounted for under GAAP as debt (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (d) liabilities in respect of capital leases; (e) all unpaid penalties (including prepayment penalties), interest, fees, premiums, costs and expenses (if any) relating to any indebtedness or liabilities specified in clauses (a) through (d) above; (f) obligations in respect of derivative or similar instruments; (g) any off-balance sheet indebtedness; (h) all guarantees given by such Person in respect of Indebtedness of any other Person and any Indebtedness of any other Person that is secured by a Lien on the property of such Person and (i) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect against fluctuations in interest rates or other currency fluctuations.
“Indemnified Group” has the meaning given in Section 7.1.1.
“Indemnified Party” has the meaning given in Section 7.1.1.
“Indemnitor” has the meaning given in Section 7.1.1.
“Independent Accounting Firm” has the meaning given in Section 2.4.4(a).

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
“Interconnection Agreement” means, collectively, (i) Standard Large Generator Interconnection Agreement, dated January 16, 2014, between B&H and Western Area Power Administration, as assigned by B&H to the Project Company pursuant to that Interconnection Rights Assignment and Assumption Agreement, dated as of August 19, 2014 (the “Interconnection Agreement (WAPA)”); and (ii) Amended and Restated Standard Large Generator Interconnection Agreement, dated as of February 23, 2015, between the Project Company and Buyer, in its capacity as transmission provider.
“IRS” means the United States Internal Revenue Service.
“ITC” means the energy credit under Section 48 of the Code.
“Law” means any applicable federal, national, regional, state, municipal or local law, including any common law, statute, treaty, rule, regulation, ordinance, Order, code, judgment, decree, directive, injunction, writ or similar Action or decision duly implementing any of the foregoing by any Governmental Person, and includes all applicable Governmental Approvals.
“Leased Real Property” has the meaning set forth in Section 4.2.6(a).
“License Agreement” means that license agreement substantially in the form of Exhibit F attached hereto.
“Lien” means any mortgage, pledge, bailment (in the nature of a pledge or for purposes of security), deed of trust, lien (including liens for Taxes), charge, claim, option, equitable interest, security interest, third-party right, assignment, hypothecation, encumbrance or other agreement or arrangement that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement) or any arrangement or obligation to create the foregoing.
“Loan Agreement” means that Loan Agreement, dated as of August 18, 2014, between the Project Company, as borrower, and Seller, as lender.
“Loss” means any losses, damages, costs, Taxes, expenses, expenditures, claims or liabilities (including, without limitation, reasonable counsel fees and expenses of investigation, defense and prosecution of claims and enforcement of this Agreement and the indemnity provisions of Article 7).
“Made Available” means the respective materials that were delivered or made available to Buyer or its Representatives in the Data Room by on or on behalf of Seller or its respective Representatives as of or prior to the Closing Date; provided, however, that any such materials delivered or made available after the Business Day immediately preceding the date of this Agreement shall only be deemed “Made Available” if listed on an update to the Disclosure Schedule on a Schedule 6.10 and approved and agreed to in writing by Buyer.

“Material Adverse Effect” means any condition, circumstance, transaction, event or change that (individually or in the aggregate with all other such conditions, circumstances, transactions, events or changes) causes or would reasonably be expected to cause a material adverse change (a) in the business, operations, assets, liabilities or condition (financial or otherwise) of the Projects or the Project Company, taken as a whole or (b) to the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, excluding: (i) any event or condition resulting from or relating to changes or developments in the economy, financial markets or commodity markets in general; (ii) changes in international, national, regional, state or local wholesale or retail markets for power transmission or fuel supply or transportation or related products, including those due to actions by competitors; (iii) any changes in Laws (including Environmental Laws), or any Order or act of a Governmental Person affecting providers or users of generation, transmission or distribution of electricity generally, that imposes restrictions, regulations or other requirements thereon; (iv) changes in general regulatory or political conditions, including any acts of war or terrorist activities, to the extent that any such changes, effects, events, circumstances, occurrences, facts, conditions do not cause physical damage or destruction, or render unusable, any facility, property or assets of the Project Company or the Projects; (v) changes in national, regional, state or local electric interconnection, transmission or distribution procedures or systems; (vi) increases in the costs of commodities or supplies, including those relating to wind energy facility components; (vii) effects of weather, natural disaster, meteorological or geological events, to the extent that any such changes, effects, events, circumstances, occurrences, facts, conditions do not cause physical damage or destruction, or render unusable, any facility, property or assets of the Project Company or the Projects; (viii) strikes, work stoppages or other labor disputes of a general nature and that are not specific to the Projects, the Project Company, Seller or their Affiliates; (ix) any change, financial or otherwise, to the business, affairs or operations of Buyer or any of its Affiliates; or (x) any event or condition attributable to the announcement or pendency of the transactions contemplated by this Agreement, or resulting from or relating to compliance with the express terms of this Agreement; provided, however, that the matters included in the foregoing exclusions in subclauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) shall not apply in the event that the effects of such changes or events attributable to such subclause could reasonably be expected to have a disproportionate impact on (A) the Projects or the Project Company relative to other wind electric energy generators in the United States or (B) Buyer or any of its Affiliates as compared to other purchasers of similar assets including subjecting Buyer’s Affiliates to any regulation that they would not have been subject to in the absence of the acquisition of the interests being sold pursuant to this Agreement.
“Material Contract” means, with respect to the Project Company or the Projects, (a) any Contract to which the Project Company is a party, or by the terms of which the Project Company is bound, that is material to the Project Company or the Projects or as to which the expected annual cost of performing such Contract in the ordinary course by the Project Company, or the annual revenue expected to be received under such Contract by the Project Company in the ordinary course exceeds Fifty Thousand Dollars ($50,000); (b) any Contract that provides for non-monetary obligations on the part of the Project Company; (c) any Contract by the Project Company, the non-performance of which obligations on the part of the Project Company would reasonably be expected to have a Material Adverse Effect; (d) any exclusivity agreement with any EPC contractor, turbine or other supplier, utility, contractor, or other third party; (e) any Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets, or guarantying any obligation (other than endorsements made for collection) or otherwise related to any Indebtedness; (f) any Contract respecting any partnership, joint venture, strategic alliance or other similar Contract or arrangement; (g) any Contract between the Project Company and Seller or any Affiliate of Seller; (h) any Contract giving the Project Company the right to acquire directly or indirectly any ownership interest in, or subjecting the Project Company to any obligation or requirement to provide for or to make any investment in, any Person; (i) any Contract providing the Project Company with an option to acquire, or obligating the Project Company to sell or transfer, real property or other material assets; (j) any Contract containing covenants of the Project Company not to compete or other covenants restricting or purporting to restrict the right of the Project Company or its Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, in any market, field or territory; (k) any Contract that has or could reasonably be expected to have the effect of prohibiting the ownership or operation of the Projects as currently proposed to be owned or operated by the Project Company; (l) any Contract that grants any power of attorney; (m) any Contract that is a conciliation, settlement, determination or similar agreement with any Governmental Person; or (n) any economic development agreement with any Governmental Person.
“Non-Exclusive Real Property Interest” means any right of the Project Company to use real property pursuant to a non-exclusive easement, right of way, license or other non-exclusive right of a Person to use real property.
“Notice of Objection” has the meaning given in Section 2.4.3.
“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right, equity interest or other contract granted or entered into by such Person that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or equity interests of such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or equity interests of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the management of such Person including the election of any directors, managers, designated representatives to management committees or similar governing bodies or officers of such Person or the manner in which any shares of capital stock or equity interests of such Person are voted.
“Order” means any order, judgment, decree or ruling of a Governmental Person (excluding, for the avoidance of doubt, any permit from any Governmental Person).
“Outside Date” means the earlier of (i) five (5) Business Days following issuance of the Final FERC 203 Order, and (ii) October 28, 2015 (the “Outside Date Certain”); provided that if the Final FERC 203 Order is not obtained by October 21, 2015, the Outside Date Certain shall be extended to the issuance of the Final FERC 203 Order if, on or before October 28, 2015, Buyer waives in writing all of the conditions set forth in Section 3.3 that have not been satisfied by such date other than those conditions set forth in Sections 3.3.3 (solely with respect to Governmental Approvals set forth on Schedule 4.1.4) and 3.3.6 and those conditions within the control of Seller; provided further, that absent the mutual consent of the Parties, the Outside Date Certain shall not be extended beyond January 31, 2016.
“Party” or “Parties” has the meaning given in the preamble to this Agreement.
“Permitted Liens” means any of the following: (a) any Lien created under this Agreement or any other Transaction Document; (b) any Lien for Taxes not yet due without penalty; (c) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and that in each case are either (i) securing the payment of expenses not yet due and payable or (ii) for amounts being contested in good faith and by appropriate proceedings, so long as (A) such proceedings do not involve any substantial risk of the sale, forfeiture or loss of any part of the Projects, title thereto or any interest therein and do not interfere in any material respect with the ownership, financing, leasing, occupation, design, equipping, testing, repair, operation, maintenance, use, value, marketability or disposition of the Projects, and (B) a bond or other security acceptable to Buyer in its reasonable discretion has been posted or provided in such amount as is reasonably expected to be due;

(d) Liens created by Buyer or the Project Company after the Closing Date; (e) Liens created with the written consent of Buyer; and (f) Liens disclosed as exceptions on Schedule B of the Pro Forma Policy; provided that (i) item 2 of “Exceptions from Coverage” on Schedule B to the Pro Forma Policy (i.e., the “general survey exception”) shall not constitute a “Permitted Lien” and (ii) item 5 of “Exceptions from Coverage” on Schedule B to the Pro Forma Policy (i.e., the “mechanics lien exception”) shall not constitute a “Permitted Lien” hereunder; provided further that the Title Policy may contain such item 5 as an “Exception from Coverage”.
“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Person or any other entity.
“Positive Adjustment Amount” has the meaning given in Section 2.4.8.
“Power Purchase Agreements” means, collectively, (i) the Power Purchase Agreement, dated as of June 28, 2013, between B&H and Buyer, as assigned by B&H to the Project Company pursuant to that Power Purchase Agreements Assignment and Assumption Agreement, dated as of August 19, 2014 (the “PPA Assignment”), as amended by that Amendment No. 1 to the Power Purchase and Sale Agreement, dated as of April 15, 2015 and (ii) the Power Purchase Agreement, dated as of December 17, 2013, by and between B&H and Buyer, as assigned by B&H to the Project Company pursuant to PPA Assignment, as amended by that Amendment No. 1 to the Power Purchase and Sale Agreement, dated as of April 15, 2015 (the “39MW PPA”).
“Pre-Closing Tax Contest” has the meaning given in Section 6.2.5(b).
“Pre-Closing Taxable Period” means a taxable period or portion thereof ending on or before the Closing Date.
“Prepaid Expenses” means all payments made by or on behalf of the Project Company on or prior to the Closing Date in connection with the activities and business of the Project Company following the Closing.
“Pro Forma Policy” means that certain ProForma Owner’s Policy of Title Insurance - Version 9, dated July 21, 2015, and prepared by the Title Company.
“Professional Services Agreement” has the meaning set forth in Section 6.1.3.
“Project Company” has the meaning given in the recitals to this Agreement.
“Project” means each of (i) the approximately 39 MW electric generating facility located in Hutchinson and Charles Mix Counties, South Dakota (the “39MW Project”), and (ii) the approximately 41 MW electric generating facility located in Bon Homme, Hutchinson and Charles Mix Counties, South Dakota (the “41MW Project”), both developed by the Project Company. “Projects” and “Operational Projects” shall refer to the 39MW Project and the 41MW Project, collectively.
“Prudent Industry Practices” means those practices, methods, standards and acts (including those engaged in or approved by a significant portion of the wind generated electric power industry for similar wind electric generation facilities in the United States) that at a particular time in the exercise of good judgment and in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result in a manner consistent with applicable Laws, safety, environmental protection, economy and expedition. Prudent Industry Practices are not necessarily defined as the optimal standard practice method or act to the exclusion of others, but rather refer to a range of action reasonable under the circumstances.
“PTC” means the energy credit under Section 45 of the Code.
“Real Property Agreements” has the meaning set forth in Section 4.2.6(a).
“Real Property Certificates” means estoppel certificates (or similar instruments), dated and effective as of a date after the date of this Agreement, from landlords, lessors or easement grantors under the Real Property Agreements (other than from any Governmental Person and other than under Real Property Agreements related to an Expansion Project), each in substance consistent with the representations of Seller made in this Agreement and (x) in the case of estoppel certificates from landlords or lessors, in the form of Exhibit G, with only such alterations as are satisfactory to Buyer in its reasonable discretion and (y) in the case of all other estoppel certificates, in form satisfactory to Buyer in its reasonable discretion.
“Real Property Easement” has the meaning set forth in Section 4.2.6(a).
“Real Property Interests” has the meaning set forth in Section 4.2.6(a).
“Real Property Lease” has the meaning set forth in Section 4.2.6(a).
“Real Property Option” has the meaning set forth in Section 4.2.6(a).
“Rebate” has the meaning given in Section 6.2.12.
“Related Party” means any Person (i) who is related (within the meaning of Section 45(e)(4) of the Code) to the Project Company if such relationship would result in failure to satisfy Section 45(a)(2)(B) of the Code on sales of electricity by the Project Company or (ii) who is related within the meaning of Section 267(a) or Section 707(b)(1) of the Code to the Project Company. This definition is intended to comply with Section 45 of the Code, Notice 2007-65 (August 20, 2007) and Notice 2008-60 (July 28, 2008), and shall be interpreted consistently with those provisions.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or placing into the environment or any migration through the environment.
“Representatives” means each Party’s respective officers, directors, employees, representative, agents, attorneys or advisors.
“ROFO” means the ROFO (as defined in the 39MW PPA).
“School Board Parcel” means a 43,681 square foot parcel of land in the Northwest corner of the Southwest quarter of Section 7, Township 96 North, Range 61 West of the Fifth Principal Meridian, Charles Mix County, South Dakota.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning given in the preamble to this Agreement.
“Seller Parent” means BayWa r.e. USA LLC.
“Seller Parent Guaranty” means the Guaranty given by Seller Parent at the Closing Date in the form attached hereto as Exhibit D.

“Seller Taxes” means, notwithstanding any other provision of this Agreement (i) all Taxes in respect of the Project Company relating to or with respect to any Pre-Closing Taxable Period and (ii) all Taxes of Seller.
“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of the persons set forth for Seller on Schedule 1.4. For purposes of this definition, “reasonable inquiry” (A) shall take into account the scope of the individual’s duties and includes reasonable inquiry of the employees of Seller, Company and any of their Affiliates who are responsible for the subject matter of the representation and warranty or other matter involved and (B) shall not require that any person make any inquiry of persons who are not employed by Seller, the Company or their Affiliates or check any records not within the possession of Seller, the Company or their Affiliates.
“Seller’s Proposed Calculations” has the meaning given in Section 2.4.3.
“SDGOED” has the meaning given in Section 6.2.12.
“SPP” means Southwest Power Pool.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Survival Period” has the meaning given in Section 7.2.1.
“Target Interests” has the meaning given in the recitals to this Agreement.
“Tax” or “Taxes” means (a) any and all taxes, including all charges, fees, customs, duties, levies or other assessments in the nature of taxes, imposed by any federal, state, local or foreign Governmental Person, including income, gross receipts, net proceeds, excise, real property, personal property, production, sales, capital gain, use, license, custom, duty, unemployment, inheritance, corporation, capital stock, net worth, transfer, franchise, payroll, employee or other withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, margin, alternative minimum or add-on minimum, stamp, goods and services, ad valorem, contribution, utility, utility users and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and (b) any liability for the payment of amounts with respect to payments of the type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of being a transferee or successor, or as a result of any obligation under any Contract, or pursuant to applicable Law.
“Tax Contest” has the meaning given in Section 6.2.5(b).
“Tax Indemnitor” has the meaning given in Section 6.2.5(a).
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement or other document (including any related or supporting schedules, statements or information) relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes by any Taxing Authority.
“Taxing Authority” means the IRS and any other Governmental Person responsible for administration of Taxes under the Laws of any jurisdiction.

“Third-Party Claim” has the meaning given in Section 7.3.1.
“Title Company” means Stewart Title Guaranty Company.
“Title Policy” means an American Land Title Association (ALTA) 2006 Owner’s Policy of Title Insurance, insuring each of the Real Property Interests and issued by the Title Company, subject only to the Permitted Liens and otherwise in form and substance satisfactory to Buyer and providing for full extended coverage over all general title exceptions contained in such policy and the following special endorsements, to the extent available in owners’ title insurance policies for property in South Dakota and if required by Buyer: owner’s comprehensive, zoning, access, contiguity, tax parcel, subdivision, deletion of mandatory arbitration, location, environmental, utility facility, development of minerals, all applicable ALTA 36 Series energy project-specific endorsements and other any other endorsements reasonably requested by Buyer.
“Transaction Documents” means, collectively, this Agreement, the Assignment Agreement, the General Release, the License Agreement, the Seller Parent Guaranty, the Professional Services Agreement (to the extent entered into as of Closing) and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing and the other transactions contemplated hereby and by the foregoing expressly listed Transaction Documents.
“Transfer Taxes” has the meaning given in Section 6.2.9.
“Turbine Supplier” means General Electric Company.
“Turbine Supply Agreement” means the Contract for the Sale of Power Generation Equipment and Related Services, dated as of August 22, 2014, between Turbine Supplier and the Project Company.
“Unpaid Expenses” means all fees, expenses and payments of or by the Project Company incurred or to be incurred (prior to and through the Closing Date, excluding the amount owed to B&H under Section 2.5.3 of the B&H PSA) in connection with the activities and business of the Project Company on and prior to the Closing.
“Unbilled Energy Costs” means the metered but unbilled energy consumed by Buyer under the Power Purchase Agreements as of the Closing Date.
“WEST” has the meaning set forth in Section 4.2.21.
1.2    Interpretation. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the recitals hereto):

(a)Reference to a given Article, Section, Subsection, clause, Exhibit or Schedule is a reference to an Article, Section, Subsection, clause, Exhibit or Schedule of this Agreement, unless otherwise specified.
(b)The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole.
(c)Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.
(d)Reference to a Person includes its predecessors, successors and permitted assigns.

(e)The singular includes the plural and the masculine includes the feminine, and vice versa.
(f)“Includes” or “including” means “including, for example and without limitation.”
(g)Reference to “days” means calendar days.
(h)The word “or” shall not be exclusive.
(i)Disclosure of any item on any Schedule to this Agreement will not constitute disclosure of such item on any other Schedule to this Agreement, whether or not the existence of the item or its contents should be or is relevant to any other Schedule to this Agreement, unless an explicit cross-reference thereto appears in such other Schedule or the disclosure of such item is made in such a way to make its relevance to such other Schedule to this Agreement reasonably apparent.

ARTICLE 2

AGREEMENT TO PURCHASE AND SELL

2.1     Sale and Purchase of Target Interests. On the terms and subject to the conditions hereof, on the Closing Date (a) Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of the right, title and interest of Seller in and to the Target Interests free and clear of any and all Liens and (b) the Parties shall take or cause to be taken the other actions described in Article 3.

2.2    Aggregate Purchase Price. The aggregate consideration that Buyer shall pay to Seller for all of the Target Interests shall be an amount equal to $143,000,000 (the “Base Purchase Price”); plus or minus each of the following adjustments, without duplication (collectively, the “Adjustments”): (a) minus Unpaid Expenses, (b) plus Prepaid Expenses, (c) plus Accounts Receivable and (d) plus Unbilled Energy Costs, which amount, after all such Adjustments, is collectively referred to herein as the “Aggregate Purchase Price”. The Aggregate Purchase Price shall be subject to adjustment subject to Section 2.4.

2.3    Estimated Aggregate Purchase Price. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Closing Estimate and Funds Flow Statement”) setting forth (i) good faith estimates of the amounts of: the Unpaid Expenses (the “Estimated Unpaid Expenses”), the Prepaid Expenses (the “Estimated Prepaid Expenses”), the Accounts Receivable (the “Estimated Accounts Receivable”) and the Unbilled Energy Costs (the “Estimated Unbilled Energy Costs”); (ii) the Estimated Aggregate Purchase Price; and (iii) the wire transfer instructions referenced in Section 3.2.5. The Estimated Aggregate Purchase Price shall be paid to Seller on the Closing Date pursuant to Section 3.2.5.

2.4    Post-Closing Adjustments.

2.4.1    Promptly after the Closing Date, and in any event not later than fifteen (15) days following the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) which shall set forth in reasonable detail (a) Buyer’s good faith calculations of (i) the actual amount of any Unpaid Expenses not paid by or on behalf of the Project Company on or prior to the Closing Date, (ii) the actual amount of the Prepaid Expenses, (iii) the actual amount of the Accounts Receivable and (iv) the actual amount of the Unbilled Energy Costs and (b) Buyer’s calculation of the Aggregate Purchase Price based on the Buyer’s recalculations of the Adjustments contained in the Closing Statement (the “Buyer’s Proposed Calculations”). The Closing Statement shall quantify in reasonable detail the items constituting the calculations of the Unpaid Expenses, the Prepaid Expenses, the Accounts

Receivable and the Unbilled Energy Costs included therein using the same line items and detail (to the extent applicable) that was set forth in the Closing Estimate and Funds Flow Statement and, in each case, calculated in accordance with the terms of this Agreement.

2.4.2.    Buyer shall provide a reasonable level of supporting documentation for the Closing Statement. Prior to and following delivery by Buyer of the Closing Statement, Buyer shall provide Seller and its Representatives with prompt and reasonable access to the books and records of Buyer reasonably requested by Seller in order to allow Seller to verify the accuracy of the Buyer’s Proposed Calculations.

2.4.3    In the event that Seller does not object to Buyer’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Buyer within five (5) days after Seller’s receipt of the Closing Statement, the calculation of the Aggregate Purchase Price as set forth in Buyer’s Proposed Calculations shall be deemed final and binding. The Notice of Objection, if any, shall set forth, in reasonable detail: (a) Seller’s alternative calculations of (i) the actual amount of any Unpaid Expenses not paid by or on behalf of the Project Company on or prior to the Closing Date, (ii) the actual amount of the Prepaid Expenses, (iii) the actual amount of the Accounts Receivable and (iv) the actual amount of the Unbilled Energy Costs; and (b) Seller’s alternative recalculation of the Adjustments contained in the Notice of Objection, in each case calculated in accordance with the terms of this Agreement (the “Seller’s Proposed Calculations”).

2.4.4    If Seller delivers a Notice of Objection to Buyer within the 5-day period referred to in Section 2.4.3, then (x) any amount of Buyer’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and (y) any dispute with respect to Buyer’s Proposed Calculations (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(a)    Seller and Buyer shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. In the event that a written agreement between the Parties determining the Disputed Amounts has not been reached within thirty (30) days after the date of receipt by Buyer from Seller of the Notice of Objection, Seller and Buyer shall select a mutually acceptable and nationally recognized independent accounting firm (such firm, the “Independent Accounting Firm”) to resolve the Disputed Amounts in accordance with the provisions of this Section 2.4. The Parties acknowledge that PricewaterhouseCoopers is a mutually acceptable firm to be designated as the Independent Accounting Firm.

(b)    The Independent Accounting Firm shall conduct its own review and verification, based solely upon written submissions by Buyer and Seller (and not upon an independent review), of only those items set forth on the Seller’s Proposed Calculations that remain Disputed Amounts after the Parties’ efforts pursuant to clause (a) of this Section 2.4.4, and shall select either Buyer’s Proposed Calculations of the Disputed Amounts or Seller’s Proposed Calculations of the Disputed Amounts or an amount that is between the two proposed calculations.

(c)    Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a decision in accordance with this Section 2.4, along with a statement of reasons therefor, within thirty (30) days of the submission of the Disputed Amounts to the Independent Accounting Firm or a reasonable time thereafter. The decision of the Independent Accounting Firm shall be final and binding upon Seller and Buyer and the decision of the Independent Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover, absent manifest calculation error.

(d)    In the event Seller and Buyer submit any Disputed Amounts to the Independent Accounting Firm for resolution, (i) Seller and Buyer shall each pay their own costs and expenses incurred under this Section 2.4; and (ii) the fees and expenses of the Independent Accounting Firm shall be borne by the Party that is not the substantially prevailing Party, as determined by the Independent Accounting Firm based on the Independent Accounting Firm’s resolution of the issues.

2.4.5    The Independent Accounting Firm shall act as an arbitrator to determine, based upon the provisions of this Section 2.4, only the Disputed Amounts. The Independent Accounting Firm’s determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.4.4.

2.4.6    The “Final Aggregate Purchase Price” shall refer to the sum of the final calculations of the amounts of (a) any Unpaid Expenses not paid by or on behalf of the Project Company on or prior to the Closing Date, (b) any Prepaid Expenses, (c) any Accounts Receivable and (d) any Unbilled Energy Costs, as such amounts are determined in accordance with Sections 2.4.3 and 2.4.4(d).

2.4.7    If the Final Aggregate Purchase Price is less than the Estimated Aggregate Purchase Price (the amount of such deficiency is referred to herein as the “Deficiency”), then Seller shall, within three (3) Business Days after the determination of the Final Aggregate Purchase Price, pay or cause to be paid by wire transfer of immediately available funds to the account of Buyer, an amount in cash equal to the Deficiency.

2.4.8    If the Final Aggregate Purchase Price is greater than the Estimated Aggregate Purchase Price (the amount of such excess is referred to herein as the “Positive Adjustment Amount”), then Buyer shall, within three (3) Business Days after the determination of the Final Aggregate Purchase Price, pay or cause to be paid by wire transfer of immediately available funds to the account of Seller, an amount in cash equal to the Positive Adjustment Amount.

ARTICLE 3

CLOSING

3.1     Time and Place of the Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by Article 2 (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, located at 707 Wilshire Blvd., 60th Floor, Los Angeles, California, or such other location as Buyer and Seller mutually agree, on the Closing Date. The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date. Except in the case of documents that are specified as being recordable in form (for which originally signed copies must be delivered), the Closing may occur by facsimile or electronic transmission exchange of portable document format “pdf” executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable.

3.2     Conditions to Obligations of Seller at Closing. The obligations of Seller hereunder to sell the Target Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion, whether reasonable or unreasonable):
3.2.1    At the Closing, Buyer shall deliver to Seller copies of the following instruments:

(a)    The Assignment Agreement, duly executed by Buyer;
(b)    Copies of consents or resolutions of Buyer’s board of directors (or similar governing body or Person(s)) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on behalf of Buyer, all certified in each instance by its respective Secretary or Assistant Secretary or manager of Buyer, as the case may be; and
(c)    A certificate from Buyer, dated as of the Closing Date and signed by an authorized representative of Buyer, certifying as to Buyer’s good standing, authorized signatories, and authority to execute and enter into this Agreement.
3.2.2    All Governmental Approvals and third-party consents specifically identified on Schedules 4.1.4 and 5.1.4 shall have been obtained, made or filed, as the case may be, and shall be in full force and effect and/or final and non-appealable, as applicable. In the event that rehearing is sought of the FERC 203 Order, the requirements of this Section 3.2.2 shall be considered satisfied upon FERC’s issuance of a Final FERC 203 Order without conditions, other than such conditions as are customarily found in a FERC order granting approval under Section 203 of the Federal Power Act.

3.2.3    Each of the representations and warranties of Buyer in this Agreement is true and correct in all material respects (except if such representation is already qualified by materiality, in which case such representation and warranty shall be true in all respects) as of the Closing (or if such representation or warranty relates solely to an earlier date, as of such earlier date).

3.2.4    Buyer shall have performed, in all material respects, each of the covenants and agreements required to be performed and complied with by Buyer under this Agreement prior to the Closing.

3.2.5    Buyer shall pay to Seller, in immediately available funds by wire transfer to an account designated by Seller in the Closing Estimate and Funds Flow Statement, the Estimated Aggregate Purchase Price.

3.2.6    Buyer shall, effective as of Closing, cancel and return all letters of credit and any and all other indebtedness or security of Seller and/or the Project Company issued to Buyer in connection with the Power Purchase Agreements.

3.2.7    The filings of Buyer and Seller pursuant to the HSR Act, if any are required pursuant to Section 6.1.5, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

3.3    Conditions to Obligations of Buyer at Closing. The obligations of Buyer hereunder to purchase the Target Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion, whether reasonable or unreasonable):

3.3.1    At the Closing, Seller shall deliver to Buyer copies of the following instruments:

(a)    The Assignment Agreement, duly executed by Seller;

(b)    The License Agreement, duly executed by Seller’s Affiliate and the Project Company;

(c)    A termination instrument with respect to the Power Purchase Agreements, in form and substance reasonably satisfactory to the Parties, duly executed by the Project Company and effective as of the Closing;

(d)    Filings to be made with FERC terminating the Project Company’s market based rate, Qualifying Facility under 18 C.F.R. § 292.207(a)and EWG tariffs and filings on record with FERC, to be filed by Seller with FERC on the first Business Day after the Closing;

(e)    Copies of consents or resolutions of Seller’s board of managers (or similar governing body or Person(s)) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on behalf of Seller, all certified in each instance by the Secretary or Assistant Secretary or manager of Seller, as the case may be;

(f)    A certificate of Seller, dated as of the Closing Date and signed by a duly authorized representative of Seller, certifying as to Seller’s and the Project Company’s good standing, authorized signatories, and authority to execute and enter into this Agreement and as to the Charter Documents of the Project Company;

(g)    A certificate, duly executed by Seller, indicating that Seller is not a foreign person within the meaning of Code Section 1445(f)(3) substantially in the form of Exhibit B attached hereto;

(h)    The General Release, duly executed by Seller and the Project Company;

(i)    The Seller Parent Guaranty, duly executed by Seller Parent;

(j)    Letters of resignation executed by each of the directors, managers and officers of the Project Company (as set forth on Schedule 4.2.2), effective as of the Closing Date;

(k)    The Title Policy (subject to Buyer’s payment of one-half of the premium therefor);

(l)    The As-Built Survey;

(m)    Estoppel certificates (or similar instruments), dated no earlier than forty-five (45) days prior to the Closing, from each of the counterparties to the Turbine Supply Agreement, the BOP Agreement, the B&H PSA, the Full Service Agreement (which estoppel shall also amend such agreement to address termination of the Power Purchase Agreements) and the Interconnection Agreement (WAPA), in each case in form and substance satisfactory to Buyer in its reasonable discretion;

(n)    The Real Property Certificates obtained prior to the Closing Date; provided, however, that (i) with respect to each such Real Property Certificate that is effective as of a date that is greater than forty-five (45) days prior to the Closing, and (ii) with respect to each Real Property Interests for which Seller has not obtained a Real Property Certificate prior to the Closing Date, Seller shall provide evidence to Buyer at Closing, to Buyer’s reasonable satisfaction, that the Project Company has satisfied all of its obligations that are required to be performed during the period between the date of such Real Property Certificate and the Closing pursuant to the terms of the Real Property Agreement(s) relating to such Real Property Certificate; provided further that the condition set forth in this clause (n) shall not be deemed satisfied unless Seller has delivered Real Property Certificates from (x) each landlord, lessor and easement grantor under the Real Property Agreements for the use of real property on which a Project wind turbine or substation is located and (y) at least 75% of all other landlords, lessors and easement grantors under the remaining Real Property Agreements relating to the Projects;

(o)    A Real Property Agreement with the owner of the School Board Parcel, satisfactory to Buyer in its reasonable discretion, allowing the placement of wind turbine tower #38 in its current location, notwithstanding that such wind turbine tower is located less than five hundred feet from the property line of the School Board Parcel; and

(p)    A corrective instrument satisfactory to Buyer in its reasonable discretion for the Quit Claim Deed, dated as of March 11, 2014 by and between B & H Wind, LLC and Timothy L. Maag and Peggy A. Maag as trustees under the Timothy L. & Peggy A. Maag Revocable Trust established July 9, 2011, Donald D. Maag and Janice M. Maag, and Glenn E. Maag and Barb A. Maag, as recorded on March 20, 2014 in the Hutchinson County Register of Deeds in Book DK, Page 259 and in the Charles Mix County Register of Deeds in Book 129, Page 107, which corrective instrument will clarify that the only property quitclaimed under the Quit Claim Deed was the property in the east 450 feet of the south 575 feet of the Southeast Quarter of Section 29, Township 97 North, Range 61 West of the Fifth Principal Meridian, and currently the site of a junkyard.

3.3.2    Seller shall have paid to B&H the amount owed under Section 2.5.3 of the B&H PSA.

3.3.3    All Governmental Approvals and third-party consents specifically identified on Schedules 4.1.4 and 5.1.4 shall have been obtained, made or filed, as the case may be, and shall be in full force and effect and/or final and non-appealable, as applicable. In the event that rehearing is sought of the FERC 203 Order, the requirements of this Section 3.3.3 shall be considered satisfied upon FERC’s issuance of a Final FERC 203 Order without conditions, other than such conditions as are customarily found in a FERC order granting approval under Section 203 of the Federal Power Act.

3.3.4    Each of the representations and warranties of Seller in this Agreement is true and correct in all material respects (except if such representation is already qualified by materiality, in which case such representation and warranty shall be true in all respects, and except for the representation in Section 4.2.11(b) which shall be true and correct in all respects without regard to Seller’s Knowledge) as of the Closing (or if such representation or warranty relates solely to an earlier date, as of such earlier date).

3.3.5    Seller shall, and shall have caused each of its Affiliates to, have performed, in all material respects, each of the covenants and agreements required to be performed and complied with by Seller or such Affiliates under this Agreement prior to the Closing.

3.3.6    The filings of Buyer and Seller pursuant to the HSR Act, if any are required pursuant to Section 6.1.5, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

3.4    Additional Actions. The Parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be reasonably necessary or appropriate to consummate the transactions contemplated hereby or by the other Transaction Documents, all in accordance with the provisions of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER
4.1    General Representations and Warranties Regarding Seller. Seller represents and warrants to Buyer as of the date hereof as follows:

4.1.1    Organization. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is qualified to conduct business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, the Transaction Documents to which it is a party.

4.1.2    Authority and Power. (a) Except as set forth on Schedule 4.1.4, as of the date hereof, and (b) as of the Closing Date, Seller has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by Seller. (x) Except as set forth on Schedule 4.1.4, as of the date hereof, and (y) as of the Closing Date, the execution, delivery and performance of each of the Transaction Documents to which Seller is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Seller and its members under its Charter Documents.

4.1.3    Valid and Binding Obligations. Each of the Transaction Documents to which Seller is a party has been duly and validly executed and delivered by Seller, and is enforceable against Seller in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

4.1.4    Approvals and Consents. Except for such filings as may be required under the HSR Act and the filings, consents and approvals set forth on Schedule 4.1.4, neither Seller nor the Project Company is or will be required to give any notice, make any filing, or obtain any consent or approval (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform any of the Transaction Documents to which it is a party, to consummate the transactions contemplated thereby, or to operate its business in the ordinary course, except where the failure to give any notice, make any filing, or obtain any consent or approval would not, individually or collectively, have a Material Adverse Effect or be materially adverse to the ability of it to timely consummate the transactions contemplated under the Transaction Documents.

4.1.5    No Violations. The execution, delivery and performance by Seller of each of the Transaction Documents to which it is a party does not and will not, and the consummation of the transactions contemplated thereby will not, (a) violate the Charter Documents of Seller; (b) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Seller is a party or by which any of Seller’s properties or assets are or may be bound that, in any case, would materially and adversely affect the ability of Seller to perform any of its obligations under the Transaction Documents to which it is or will be a party; or (c) violate any applicable Law, Order, judgment decree, or consent.

4.1.6    No Litigation. There are no Actions, suits, or legal or arbitration proceedings pending to which Seller is a party (and, to Seller’s Knowledge, there are no Actions, suits or legal or arbitration proceedings threatened in writing against Seller), in any such case at law or in equity before any Governmental Person or arbitral body against or affecting Seller, that could reasonably be expected to materially and adversely affect the ability of Seller to perform its obligations under the Transaction Documents or to consummate the transactions contemplated thereby.

4.1.7    Target Interests.

(a)    Seller is the record and beneficial owner of, and holds good and valid title to, the Target Interests. The Target Interests constitute one hundred percent (100%) of the outstanding membership interests of the Project Company. Seller has good and valid title to such Target Interests free and clear of all Liens, other than the ROFO. Other than the 39MW PPA, there are no outstanding agreements pursuant to which Seller is or may become obligated to sell, transfer or assign any Target Interest to any third party or pursuant to which any third party can or may exercise any control over the vote or other management rights related to, or receive the economic benefit of, such Target Interests.

(b)    Other than the 39MW PPA, there are no outstanding Options pursuant to which Seller or the Project Company is or may become obligated to issue, deliver or sell Target Interests in, or other equity interest in, the Project Company to any other Person.

4.1.8    No Bankruptcy or Receivership. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Seller’s Knowledge, threatened against, the Project Company. Neither Seller nor the Project Company (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or assets, no application therefore is pending, and, to Seller’s Knowledge, no application therefore is threatened, (b) has made a general assignment for the benefit of its creditors, or (c) has taken any action to approve any of the foregoing.

4.1.9    Diligence Materials. Seller has Made Available to Buyer true, correct and complete copies of all Contracts, studies, reports and documents related to the Projects, which items are described on Schedule 4.1.9.

4.1.10    Investments. The Project Company is not (a) the legal or beneficial owner of any shares, convertible securities, or Options of any Person, (b) the legal or beneficial owner of any membership interest, or options for membership interests of any limited liability company, (c) a member of any partnership or unincorporated joint venture, or (d) a member of any unincorporated association.

4.1.11    No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller. No negotiations relative to this Agreement or the transactions contemplated hereby have been conducted in such manner as to give rise to any valid claim by any Person against Buyer or any of its Affiliates or the Project Company for a finder’s fee, brokerage commission or similar payment.

4.1.12    No Indebtedness. Except for the Loan Agreement, Seller does not have any outstanding Indebtedness or any guarantee of any Indebtedness relating to the Project Company or the Projects.

4.2    Representations and Warranties Regarding the Project Company and each Project. Seller represents and warrants to Buyer, with respect to the Project Company and each Project as of the date hereof as follows:

4.2.1    Organization; Execution and Enforceability.

(a)    The Project Company is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, and is qualified or licensed to conduct business in all states in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.

(b)    True, correct and complete copies of the Charter Documents, minute books and membership interest registers of the Project Company, all in such form as currently in effect, have been Made Available to Buyer. The Project Company is not in violation of any provisions of its Charter Documents. The only business activity that has been carried on or is currently carried on by the Project Company is the development and ownership of the Projects.

(c)    The execution and delivery by the Project Company of the Transaction Documents to which it is party, and consummation by the Project Company of the transactions contemplated thereunder, have been duly authorized by all necessary limited liability company action required on the part of the Project Company. Each Transaction Document to which the Project Company is party has been duly executed and delivered by the Project Company, and constitutes the valid and binding obligation of the Project Company, enforceable against it in accordance with its terms, except as such terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

4.2.2    Managers and Bank Accounts; Powers of Attorney. Schedule 4.2.2 is a correct and complete list of (a) the managers, directors and officers of the Project Company, (b) the bank accounts of the Project Company, if any, and (c) the persons authorized to sign checks drawn on such accounts. The Project Company has not granted any powers of attorney or comparable delegations of authority.

4.2.3    Capitalization.

(a)     The authorized equity securities of the Project Company consist solely of limited liability company membership interests. One hundred percent (100%) of the Target Interests are issued and outstanding and owned of record by Seller, free and clear of all Liens (other than the ROFO).

(b)    The Project Company is not subject to any Contract or other arrangement with respect to voting rights or transferability, and there are no outstanding Options or Contracts for the purchase or acquisition of any portion of interests or securities convertible or exchangeable for any portion of the Project Company. There are no outstanding agreements pursuant to which the Project Company is or may become obligated to sell, transfer or assign any of the Target Interests or any equity interests in the Project Company to any third party or pursuant to which any third party can or may exercise any control over the vote or other management rights related to, or receive the economic benefit of, any such equity interests. The Project Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its equity interests.

4.2.4    No Violations. Except as set forth on Schedule 4.2.4, the execution, delivery and performance by Seller and the Project Company of each of the Transaction Documents to which it is a party does not and will not, and the consummation of the transactions contemplated thereby will not, (a) violate any of the Charter Documents of the Project Company, (b) violate or be in conflict with, or constitute a material default (or any event that, with or without due notice or lapse of time, or both, would constitute a material default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Material Contract to which the Project Company is a party or by which the Assets are bound or affected; (c) violate any Law, order, judgment, decree, or consent applicable to the Project Company; or (d) materially adversely affect any Governmental Approval listed on Schedule 4.2.9.

4.2.5    Material Contracts.

(a)    Schedule 4.2.5 contains a true, correct and complete list of all Material Contracts and all amendments and supplements thereto to which the Project Company is a party or by which any of their assets are subject (other than any Real Property Interests, which are listed on Schedule 4.2.6). True, correct and complete copies of all such Material Contracts have been Made Available to Buyer. Seller or the Project Company has paid, or caused to be paid, all amounts currently due and payable with respect to each Material Contract, and the Project Company is not in default of any material obligation therein. To Seller’s Knowledge there are no facts or circumstances which with notice, the passage of time or both could constitute a default by the Project Company or any counterparty under any of such Material Contracts, except for any default that could not reasonably be expected to result in a Material Adverse Effect.

(b)    The consummation of the transactions contemplated by the Transaction Documents would not give any party to any Material Contract the right to terminate or alter the terms of such Contract or a right to claim damages thereunder.

(c)    All Material Contracts listed on Schedule 4.2.5 are in full force and effect, are valid and binding, and enforceable by the Project Company and, to Seller’s Knowledge, the other parties thereto in accordance with their respective terms, except as such enforceability may be limited or denied by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

(d)    Neither Seller nor the Project Company has received written notice from a counterparty to any Material Contract listed on Schedule 4.2.5 (i) alleging any material breach or default by the Project Company under such Material Contract; (ii) alleging termination, rescission, invalidity or unenforceability of such Material Contract; or (iii) of any intention to exercise (other than in the normal course of performance) any right or remedy exercisable on breach or default under such Material Contract.

(e)    To Seller’s Knowledge, no counterparty to a Material Contract is in breach or default under any such Material Contract.

4.2.6    Real Property Interests.

(a)    The Project Company does not hold any fee simple title to any real property. Schedule 4.2.6(a) contains a true, correct and complete list of (i) each agreement, and all amendments, modifications and supplements of any kind thereto (each such agreement with its respective amendments, modifications and supplements, a “Real Property Lease”), pursuant to which the Project Company leases or subleases any real property (“Leased Real Property”), (ii) each agreement pursuant to which the Project Company has an option to acquire an interest in real property (each such agreement with its respective amendments, modifications and supplements, a “Real Property Option”), and (iii) each agreement pursuant to which the Project Company holds an exclusive easement for the use of real property, a Non-Exclusive Real Property Interest or any other interest in real property (each such agreement with its respective amendments, modifications and supplements, a “Real Property Easement” and together with the Real Property Options and Real Property Leases, the “Real Property Agreements”). The real property interests created under the Real Property Agreements shall be referred to herein, collectively, as the “Real Property Interests”. Except as set forth in the Real Property Agreements, neither Seller, nor the Project Company has any other rights or interests in real property. Seller has delivered to Buyer true, correct and complete copies of all Real Property Agreements. The Real Property Agreements have not been amended, modified or supplemented, except as described in Schedule 4.2.6(a).

(b)    Except as set forth on Schedule 4.2.6(b), the Project Company holds valid title to the Real Property Interests (but excluding the Real Property Interests relating to the Expansion Project) free and clear of all Liens (other than Permitted Liens), adverse claims and other matters adversely affecting the Project Company’s title to such Real Property Interests.

(c)    Except as disclosed on Schedule 4.2.6(b), each Real Property Agreement (i) is a legal, valid and binding agreement of the Project Company, as applicable, (ii) is in full force and effect, (iii) is enforceable against the Project Company, and to Seller’s Knowledge, each other Person that is a party thereto, and (iv) will continue to be legal, valid and binding and enforceable against the Project Company, and to Seller’s Knowledge, each other Person that is a party thereto, on identical terms immediately following the consummation of the transactions contemplated by the Transaction Documents. There exists no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) under any Real Property Agreement on the part of the Project Company, or, to Seller’s Knowledge, any other Person that is a party thereto, and no Real Property Agreement requires the consent or approval of any counterparties thereto in order to consummate the transactions contemplated by the Transaction Documents. Seller or the Project Company has paid, or caused to be paid, all amounts currently due and payable with respect to each Real Property Agreement, and none of Seller, the Project Company or any of their Affiliates has been informed in writing by a counterparty to any Real Property Agreement that the Project Company is in breach of any obligations with respect to such Real Property Agreement.

(d)    Except as set forth on Schedule 4.2.6(d), with respect to the Leased Real Property and any other real property which is the subject of the Real Property Agreements: (i) there are no pending or, to Seller’s Knowledge, threatened, appropriation, condemnation or like proceedings relating to such real property, the Projects or any portion thereof or the sale of electricity therefrom; (ii) none of Seller, the Project Company or any Affiliate(s) thereof have received any written notice from a Governmental Person of any violation of any applicable zoning law, regulation or rule or other Law, Order, regulation, rule or requirement relating to or affecting any of such real property; and (iii) except as provided in the Real Property Agreements, the Project Company has not granted any options or rights of first offer or first refusal to purchase or lease such real property, or any portion thereof or interest therein. The zoning and any public or private land use restrictions for the real property which is the subject of the Real Property Agreements permits the development, construction, and operation of the Projects thereon. To Seller’s Knowledge, there is no action pending before any Governmental Person to change the applicable zoning or building ordinances or any other Law affecting the Real Property Interests that could reasonably be expected to have an adverse effect on any Project.

(e)    To Seller’s Knowledge, neither Project is located in an earthquake or flood hazard zone, nor do any reports or data in the possession or control of Seller, the Project Company or their Affiliates reveal the presence of an earthquake or flood hazard zone within the Real Property Interests of the Project.

(f)    Except for the amounts payable by the Project Company as set forth in the Real Property Agreements, there are no other rents, royalties, fees or other amounts payable or receivable by the Project Company in connection with the Real Property Interests.

(g)    The Real Property Interests are sufficient for the operation and maintenance of the Projects and for the sale of electric energy therefrom, and all wind energy facility components are located on Real Property Interests granted in Real Property Agreements which have been recorded in the proper recorder’s office so as to give notice to all third parties of the Project Company’s rights in the real property.

(h)    With the exception of any work performed or to be performed in connection with the Projects, Seller or the Project Company have not (i) made, ordered and/or contracted for any construction, repairs, alterations or improvements to be made on or to the Real Property Interests, and/or (ii) ordered materials or supplies for the Real Property Interests, which in either case have not been paid for in full and there are no outstanding or disputed claims for any such work or item.

4.2.7    Assets. Except as set forth on Schedule 4.2.7, no third party has any interest in, or written or oral agreement, option or commitment, or any right or privilege capable of becoming an interest in the Assets or to develop or participate in the ownership of the Projects or the Project Company. As of the Closing Date, all Assets owned by the Project Company are sufficient for the Project Company to operate the Operational Projects in accordance with the Material Contracts.

4.2.8    Compliance with Laws. Except as to any employment matters (which matters are covered exclusively by the representations made in Section 4.2.15 below): (a) the Project Company has complied in a timely manner and in all material respects with all applicable Laws; (b) no notice, charge, claim, Action or assertion has been filed, commenced or, to Seller’s Knowledge, threatened in writing against the Project Company alleging any violation of any of the foregoing, which such notice, charge, Action or assertion remains threatened or pending; and (c) to Seller’s Knowledge, no investigation with respect to any of the foregoing has been commenced and remains unresolved.

4.2.9    Governmental Approvals. Each Governmental Approval that has been obtained by or on behalf of the Projects or the Project Company is listed on Schedule 4.2.9, which Governmental Approvals represent all of the Governmental Approvals required for, with respect to the Operational Projects: (i) development, construction and operation of the Operational Projects, (ii) interconnection of the Operational Projects to the electric transmission grid and (iii) sales of electric energy from the Operational Projects as contemplated under the Power Purchase Agreements. A true, correct and complete copy of each such Governmental Approval has been Made Available to Buyer. The Project Company owns or validly holds all such Governmental Approvals that are listed on Schedule 4.2.9. If required for continued operations of the Projects, each such Governmental Approval is valid, binding, in full force and effect and non-appealable and, to Seller’s Knowledge, no event has occurred and remains unremedied that permits, or after notice or lapse of time or both would permit, any adverse modification, revocation, or termination of, or any other adverse change in, any such Governmental Approval. If required for construction of the Projects, each such Government Approval was valid, binding, and in full force and effect, for such portion of the construction period as was required by law. Neither the Project Company, nor Seller nor any of their Affiliates, is in violation of or in default (nor with the giving of notice or lapse of time or both, would either be in default), and has not been in violation of or in default at any time (which violation or default is continuing and unremedied), under any Governmental Approvals set forth on Schedule 4.2.9 in any material respect and all information set forth in the applications and other documents submitted by or on behalf of the Project Company to any Governmental Person in connection with any such Governmental Approval is true, correct and complete in all material respects.

4.2.10    Litigation. There are no Actions pending to which the Project Company or any of its Affiliates is a party (and, to Seller’s Knowledge, there are no Actions threatened against the Project Company or any of its Affiliates), in any such case at law or in equity before any Governmental Person or arbitral body against or affecting the Project Company or the Projects. There are no outstanding Orders, judgments or decrees of any Governmental Person arising from Actions against the Project Company or their Affiliates that bind the Project Company or any Project.

4.2.11    Financial Statements and Actions.

(a)    Financial Statements. True and complete copies of the Financial Statements of the Project Company have been Made Available to Buyer. The Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Project Company as of the date of such financial statements, and no material and adverse change in the financial position of the Project Company has occurred since the date of the Financial Statements.

(b)    No Material Change. Since the date of the applicable Financial Statements, to Seller’s Knowledge, no event has occurred or circumstance has existed (other than the events or circumstances referred to in the Schedules) that has caused, or could reasonably be expected to cause, (i) a material adverse change to the Financial Statements, (ii) material damage, destruction or loss, or any material interruption in use, of any material Asset; or (iii) a Material Adverse Effect.

4.2.12    Environmental Matters.

(a)    The Project Company is in compliance and has at all times complied with all Environmental Laws in all material respects. The execution, delivery and performance by Seller and the Project Company of each of the Transaction Documents to which such entities are a party does not and will not, and the consummation of the transactions contemplated thereby will not, (i) violate any Environmental Law, Order, judgment, decree, or consent applicable to the Project Company; or (ii) materially adversely affect any material environmental approval listed on Schedule 4.2.12.

(b)    The Project Company has obtained and maintained (including submitted timely applications to renew) and is in compliance in all material respects with, all material Governmental Approvals that may be required pursuant to Environmental Laws for the occupation of its facilities and the operation of its businesses, including the Projects (in their current state), and for the interconnection of the Operational Projects to the electric transmission grid and the sales of electric energy therefrom as contemplated under the Power Purchase Agreements. Each such Governmental Approval is listed in Schedule 4.2.12 and a true, correct and complete copy of each has been Made Available to Buyer. No proceedings or other Actions are pending or, to Seller’s Knowledge, threatened in writing, to revoke, cancel, limit, terminate, challenge, amend or modify any such permits, licenses or other authorizations.

(c)    Neither Seller, nor the Project Company has received any written notice, report, complaint, claim or other information regarding any actual, alleged or potential violation of any Environmental Law, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, arising under any Environmental Law or relating to any of their past or present facilities or operations. There are no outstanding Orders, judgments or decrees relating to environmental matters of any Governmental Person arising from litigation or arbitration proceedings that bind the Project Company or any Project.

(d)    To Seller’s Knowledge, and except as disclosed in Schedule 4.2.12, none of the following exists, or has been discovered since any excavation for the Project commenced, at or on any property or facility owned, leased or operated by the Project Company or any Affiliate: (i) underground storage tanks; (ii) asbestos‑containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; (iv) landfills, surface impoundments, or other disposal areas; (v) any Release of any Hazardous Materials, (vi) species listed as threatened or endangered by the United States Fish and Wildlife Service; (vii) nesting or foraging bald or gold eagles; and (viii) archaeological resources (which for purposes of this representation shall be deemed to mean any material remains of past human life or activities which are of archaeological interest and at least fifty (50) years of age), paleontological resources (which for purposes of this representation shall be deemed to refer to “fossils” as such term is commonly used) or Native American cultural items (as defined by the Native American Graves Protection and Repatriation Act, as amended).

(e)    Except as disclosed in Schedule 4.2.12, none of the Project Company or its Affiliates have (i) treated, stored, disposed of, arranged for or permitted the treatment, storage or disposal of, transported, handled, or Released any Hazardous Material so as to give rise to any liabilities or any investigative, corrective or remedial obligations under any Environmental Law, or (ii) either expressly, or to Seller’s Knowledge by operation of law or otherwise, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial Action, of any other Person under any Environmental Laws.

(f)    There are no final environmental investigations, studies, audits, tests, reviews, reports or other analyses that are in the possession or control of Seller, the Project Company or any of their Affiliates in relation to the Real Property Interests that have not been Made Available to Buyer prior to the execution of this Agreement.

(g)    To Seller’s Knowledge, there are no “navigable waters” or “waters of the United States”, as such terms are defined by the Federal Water Pollution Control Act (“Clean Water Act”), 33 U.S.C. § 1251 et seq., as amended, pertinent case law of the U.S. Supreme Court, and current regulations and regulatory guidance issued thereunder, that are subject to the jurisdiction of the U.S. Army Corps of Engineers and/or the Environmental Protection Agency within the time and in the manner required by the Clean Water Act that are located on or at the Project Site or any other real property subject to the Real Property Interests.

(h)    All information and statements, including designation of the location of all Project facilities set forth in the 404 Permit Application Package for B&H 80MW Wind Farm prepared for B&H Wind, LLC by HDR and submitted to the United States Army Corps of Engineers in June 2014, as made available in the Data Room, accurately reflect the Project as built in all material respects.

(i)    The Project Company has complied in a timely manner and in all material respects with all applicable guidance related to the protection of raptors, other migratory birds, and bats issued by the United States Fish and Wildlife Service and the South Dakota Department of Game, Fish, and Parks, including, but not limited to, the U.S. Fish and Wildlife Service Land-Based Wind Energy Guidelines (March 23, 2012), the U.S. Fish and Wildlife Service Eagle Conservation Plan Guidance,

Module 1 - Land-based Wind Energy, Version 2 (April 2013), and the South Dakota Bat Working Group and South Dakota Department of Game, Fish, and Parks Siting Guidelines for Wind Power Projects in South Dakota.

(j)    Each wind turbine tower within the Project is set back at least five hundred feet or 1.1 times the height of the tower, whichever distance is greater, from any surrounding property line (other than property lines of the School Board Parcel), or, if the wind turbine tower is set back a lesser distance, Seller has obtained a Real Property Agreement with the adjacent land owner (other than the owner of the School Board Parcel) allowing the placement of the tower closer to the property line.

4.2.13    Tax Matters.

(a)    Seller has properly prepared and timely filed or will timely file (taking into account all applicable valid extensions of time for filing) all Tax Returns that are or were required to be filed on or before the Closing Date by or with respect to (i) Seller with respect to the businesses and Assets of the Project Company, and (ii) the Project Company, pursuant to applicable Law. All such Tax Returns are true, correct and complete in all material respects.

(b)    For all taxable years or other taxable periods ending on or before the Closing Date, Seller with respect to the businesses and Assets of the Project Company and the Project Company (i) have paid or will pay, all Taxes that are due on or before the Closing Date (whether or not reflected on any Tax Returns) within the time and in the manner required by applicable Law and (ii) have reserved or will reserve prior to the Closing (in accordance with GAAP) for payment of all Taxes not yet due. There is no Tax sharing agreement that will require any payment by the Project Company after the Closing Date.

(c)    Seller with respect to the businesses and Assets of the Project Company, and the Project Company have complied with all applicable Laws, rules, and regulations relating to the payment, collection and withholding of Taxes from amounts paid or credited to or for the account or benefit of any employee, shareholder, independent contractor, officer, or director or other Person.

(d)    No audits or other administrative proceedings or court proceedings or other Actions are presently pending or, to Seller’s Knowledge, threatened with regard to any Taxes or Tax Returns of, or with respect to the Assets or businesses of, the Project Company.

(e)    No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Project Company (on the one hand) and any other Person (on the other hand), pursuant to any Tax sharing agreement, Tax allocation, Tax indemnification, or other similar agreement that could require payment by the Project Company (other than such agreements entered into in the ordinary course and not primarily related to Taxes).

(f)    The Project Company has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor, or by contract.

(g)    The Project Company is, and at all times has been, disregarded as an entity for U.S. federal, state and local Tax purposes. The Project Company has never been treated as an association, publicly traded partnership or otherwise taxable as a corporation for U.S. federal, state and local Tax purposes.

(h)    None of the Assets of the Project Company is property that is required to be treated for Tax purposes as owned by any Person other than Seller.

(i)    No ITC or other federal Tax credit or grant with respect to or in connection with the Projects has been claimed or has been reported on any Tax Returns of Seller, any Affiliate thereof or any other Person, but PTC may be claimed by Seller (or any Affiliate thereof) with respect to the Operational Projects commencing at the time at which each turbine in the Operational Projects was “originally placed in service,” as provided in Section 45(a) of the Code, and ending at the time of Closing.

(j)None of Seller, any Affiliate thereof, the Project Company or any other Person has received any grants, tax-exempt bonds, subsidized energy financing or credits of the type specified in Section 45(b)(3) of the Code with respect to the Projects.

(k)No part of the Assets, property or equipment of the Project Company is subject to the alternative depreciation system within the meaning of Section 168(g) of the Code. No election has been made under Sections 168(b)(2)(D), 168(b)(3)(D), 168(b)(5) or 168(g)(7) of the Code with respect to any Assets, property or equipment included in the Projects or owned by the Project Company. No tangible property of the Project Company is leased to or used by any Person that is (or is treated as) a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code. No Person has claimed or taken any bonus or additional depreciation allowance under Section 168(k) of the Code with respect to any Project or any Assets, property or equipment included therein. The Project Company is not a “tax-exempt entity” (including a tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code) within the meaning of Section 168(h) of the Code.

(l)Each Project is located in its entirety within the United States, within the meaning of Section 638(l) of the Code. All electricity produced and sold by the Project Company was produced by the Project Company through the use of wind energy from the Projects and no such electricity has been sold to any Related Party.

(m)Pursuant to the Turbine Supply Agreement, (i) the total costs incurred by Seller with respect to the 39 MW Project prior to January 1, 2015, were no less than $34,440,000 and (ii) the total costs incurred by Seller with respect to the 41 MW Project prior to January 1, 2015, were no less than $36,410,000. Each of the BOP Agreement and the Turbine Supply Agreement (x) is written, (y) is enforceable under applicable Law and (z) does not limit damages to an amount less than five percent (5%) of the total Contract Price (as defined therein).

(n)The BOP Contractor completed construction of the wind turbine tower foundations for each of the Projects before January 1, 2015.

(o)The Energy Sales Certificate attached hereto as Schedule 4.2.13(n), describing the dates each turbine included in a Project was placed in service for U.S. federal income tax purposes, is accurate.

(p)Neither Seller, nor the Project Company has waived or extended any statute of limitations in respect of Taxes of or with respect to the Project Company or agreed to any extension of time with respect to the assessment, payment or collection of any such Tax.

(q)There are no Liens for Taxes upon any of the Assets of the Project Company other than Permitted Liens.

(r)This Section 4.2.13 and Section 4.2.15 contain the sole and exclusive representations and warranties of Seller, the Project Company and the business and Assets of the Project Company with respect to Taxes.

4.2.14    Qualifying Facility; Final Completion. The Projects filed a self-certification of “Qualifying Facility” status under 18 C.F.R. § 292.207(a) in FERC Docket No. QF13-349-000, dated March 12, 2013, and FERC Docket No. QF14-1-000, dated October 3, 2013, certifying the maximum power production capacity of the Projects and a primary energy source of wind energy. The Project Company filed a recertification in FERC Docket No. QF14-1-001, dated October 27, 2014, to reflect a name change and a change in ownership.

4.2.15    Employee Benefit Plans. The Project Company has not, and has not at any time in the past had, any employees and does not have any employee-related liabilities. The Project Company has no liabilities with respect to any employees of Seller or any of its Affiliates or any other individuals (including independent contractors, contract workers, leased employees or temporary employees) retained by Seller or any of its Affiliates that have performed work at or in connection with the Projects or in connection with the business of the Project Company. The Project Company does not sponsor, maintain, contribute to or participate in, and has not, at any time in the past, sponsored, maintained, contributed to or participated in, any Benefit Plan and there does not now exist, nor do any circumstances exist that could be expected to result in, any liability of the Project Company under ERISA or Sections 412, 4971 and 4980B and Subtitle K of the Code. The consummation of the transactions contemplated by the Transaction Documents will not result in Buyer or the Project Company or any Affiliate thereof incurring any liability with respect to any defined benefit plan or any other Benefit Plan of Seller or any of its Affiliates.

4.2.16    Absence of Undisclosed Liabilities. The Project Company has no material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (a) obligations under Contracts described in Schedules 4.2.5 and 4.2.6, (b) liabilities reflected in the Financial Statements, (c) liabilities which have arisen after the date of the Financial Statements in the ordinary course of business and which are not, individually or in the aggregate, material in amount, (d) obligations taken into account on the Closing Estimate and Funds Flow Statement for purposes of calculating the Estimated Purchase Price, and (e) liabilities disclosed on Schedule 4.2.16.

4.2.17    Insurance.

(a)    Schedule 4.2.17 lists and briefly describes each insurance policy maintained by or on behalf of the Project Company with respect to the properties, assets and businesses of the Project Company. All such insurance policies are in full force and effect and, subject to payment of annual premiums, will continue in full force and effect following Closing. With respect to events and circumstances occurring on and prior to the Closing Date: (i) Seller’s rights to recover under such insurance policies with respect to the Projects and the Project Company will continue in full force and effect following Closing, and (ii) such insurance policies allow for Seller and/or the Project Company (and its successors, including Buyer) to recover insurance proceeds following the Closing for covered losses with respect to the Project Company and the Projects. Neither Seller nor the Project Company has defaulted with respect to its obligations under any insurance policies or been denied insurance coverage with respect to the Projects.

(b)    As of the date hereof, (i) the Project Company has made no claim under any insurance policy referred to in Schedule 4.2.17 and no unrepaired casualty exists with respect to the Projects that adversely affects, or could reasonably be expected to adversely affect, the performance of the Projects, (ii) all premiums due and payable under any insurance policy referred to in Schedule 4.2.17 have been paid, and (iii) the Project Company has not received any notice regarding the cancellation, termination or discontinuance of any insurance policy referred to in Schedule 4.2.17.

4.2.18    Affiliate Transactions. Except with respect to the Asset Management Agreement (to be terminated as of the Closing), the Professional Services Agreement (to the extent such agreement is entered into as of Closing) and License Agreement, no manager, officer, director, employee, direct or indirect individual owner of Seller, the Project Company or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest, or Seller, any Affiliate of Seller or the Project Company, is a party to any agreement, Contract, commitment or transaction with the Project Company or which pertains to the business of the Project Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Project Company.

4.2.19    No Indebtedness. The Project Company has no outstanding Indebtedness or any guarantee of any Indebtedness, other than Indebtedness arising under the Loan Agreement.

4.2.20    Interconnection Rights and Approvals; Project Status. The Project Company has all rights necessary to interconnect to the transmission system, including the right to inject energy into such system in the amount of 130 MW. The Operational Projects have been (a) constructed and (b) operated and maintained, in each case, substantially in accordance with the Material Contracts and the Governmental Approvals set forth on Schedule 4.2.9. All written agreements, studies and reports entered into or issued by any applicable interconnection or transmission provider in connection with the Projects, are as listed on Schedule 4.2.20. Other than as disclosed in the documents listed on Schedule 4.2.20, none of Seller, the Project Company nor any Affiliate has received written notice from any applicable interconnection or transmission provider that such interconnection or transmission provider has taken or has determined to take any action with respect to termination of the rights under any agreements set forth on Schedule 4.2.20. Seller, the Project Company or any of their Affiliates, as applicable, have timely made all deposits and other payments, and filed all reports and other information, required in order to maintain such interconnection and transmission rights in the documents listed on Schedule 4.2.20. The Operational Projects have achieved “Final Completion” (as defined in the BOP Agreement), “Final Project Acceptance” (as defined in the Turbine Supply Agreement) and the “Commercial Operation Date” (as defined in the Interconnection Agreement).

4.2.21    Studies and Reports. Schedule 4.2.21 contains a true, correct and complete list of all final studies and reports, including those studies relating to wildlife (including avian), environmental, watershed, flora and fauna, wetlands, groundwater resources, archaeological, cultural, visual impact, noise impact, television reception interference, transmission (including constraints), wind resources, projected revenues, engineering, design, suitability, and construction and operation of the Projects, that are in the possession or control, or issued for the benefit, of Seller, the Project Company or any of their Affiliates, and each Environmental Report has been delivered to the U.S. Fish and Wildlife Service and South Dakota Department of Game, Fish, and Parks. A true, correct and complete copy of each such report, including any amendments thereto, has been Made Available to Buyer prior to the execution of this Agreement. As used herein, “Environmental Report” means, collectively: (i) the Beethoven Wind Energy Project Bird and Bat Conservation Strategy, dated February 2015, prepared by Western EcoSystems Technology, Inc. (“WEST”) for the Project Company, (ii) the Tier 1-2 Studies for Beethoven

Wind dated January 29, 2015, prepared by WEST, (iii) the Bat Acoustic Survey Report for Beethoven Wind, dated January 29, 2015, prepared by WEST, (iv) the Beethoven Wind Project Northern Long-Eared Bat Acoustic Survey, dated October 8, 2014, prepared by WEST; and (v) the Avian Use Surveys for the Beethoven Wind Project, September 2013 through August 2014 dated January 15, 2015, prepared by WEST.

4.2.22    Full Disclosure. All of (a) the materials in the Data Room, (b) the written responses from Seller or its Affiliates to the written diligence questions of Buyer and (c) the written information provided by Seller or its Affiliates to any third-party consultant for purposes of the preparation of reports delivered by such third-party consultant on the Closing Date, in each case, have been provided in good faith, and there has been no willful exclusion of any material information in the assembling and uploading of materials for the Data Room or in such written responses made available to Buyer.

4.2.23    Regulation. The Project Company is a “public utility” as that term is defined in the Federal Power Act. Seller is neither a “public utility” as that term is defined in the Federal Power Act, nor subject to regulation respecting the rates of electric utilities or the financial and organizational regulation of electric utilities by a Governmental Person. Seller is a “holding company” as that term is defined in the Public Utility Holding Company Act of 2005 solely with respect to its ownership of one or more EWGs or Qualifying Facilities under 18 C.F.R. § 292.101(b)(1). The Project Company is not a “holding company” under the Public Utility Holding Company Act of 2005. The Project Company is an EWG.

4.2.24    Intellectual Property. (a) The Project Company owns, or has the licenses or rights to use for its businesses, all material Intellectual Property currently used or required to be used by the Project Company to conduct its businesses as currently conducted; and (b) none of Seller or the Project Company has received from any third party a claim that the Project Company is infringing in any material respect on the Intellectual Property of such third party.

4.2.25    Offerings. Neither Seller nor anyone it has authorized to act on its behalf has offered or sold the Target Interests so as to bring the sale of the Target Interests to Buyer within the registration provisions of the Securities Act.

4.2.26    Investment Company Act. Seller is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940.

4.2.27    Disclaimer.

(a)    SELLER MAKES NO REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND WITH RESPECT TO THE PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE FINANCIAL RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE PROJECT COMPANY OR THE FUTURE BUSINESS AND OPERATIONS OF THE PROJECT COMPANY.

(b)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 4 OF THIS AGREEMENT, (I) SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND (II) SELLER

SPECIFICALLY DISCLAIMS ANY REPRSENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER

5.1    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the date hereof as follows:

5.1.1    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer is qualified to conduct business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, the Transaction Documents to which it is a party.

5.1.2    Authority and Power. Buyer has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all the terms and conditions thereof to be performed by Buyer. The execution, delivery and performance of each of the Transaction Documents to which Buyer is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Buyer under its Charter Documents.

5.1.3    Valid and Binding Obligations. Each of the Transaction Documents to which Buyer is a party has been duly and validly executed and delivered by Buyer, and is enforceable against Buyer in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

5.1.4    Approvals and Consents. Except for such filings as may be required under the HSR Act and the filings, consents and approvals set forth on Schedule 5.1.4, Buyer is not, and will not be, required to give any notice, make any filing, or obtain any consent or approval (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby, except where the failure to give any notice, make any filing, or obtain any consent or approval would not, individually or collectively, have a material adverse effect or be materially adverse to the ability of it to timely consummate the transactions contemplated under the Transaction Documents.

5.1.5    No Violations. The execution, delivery and performance by Buyer of each of the Transaction Documents to which it is a party does not and will not, and the consummation of the transactions contemplated thereby will not (a) violate the Charter Documents of Buyer, (b) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Buyer is a party or by which any of Buyer’s properties or assets are or may be bound that, in any case, would materially and adversely affect the ability of Buyer to perform its obligations under the Transaction Documents to which it is, or will be, a party, or (c) violate any applicable Law, Order, judgment decree or consent.

5.1.6    No Litigation. There are no Actions, suits or legal or arbitration proceedings pending to which Buyer is a party (and, to Buyer’s Knowledge, there are no Actions, suits or legal or arbitration proceedings threatened against Buyer), in any such case at law or in equity before any Governmental Person or arbitral body against or affecting Buyer, that could reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the transactions contemplated thereby.

5.1.7    Securities Law Matters. Buyer hereby acknowledges that the Target Interests have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Target Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws. Buyer believes it has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Target Interests.

5.1.8    No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer. No negotiations relative to this Agreement or the transactions contemplated hereby have been conducted in such manner as to give rise to any valid claim by any Person against Seller or any of its Affiliates for a finder’s fee, brokerage commission or similar payment.

5.1.9    Financial Resources. Buyer has sufficient funds which shall be available to it as amounts become payable to (a) consummate the transactions contemplated hereby, including to purchase the Target Interests and to pay the Base Purchase Price, and (b) pay Buyer’s expenses incident to this Agreement and the transactions contemplated herein and under the other Transaction Documents.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1    Covenants of All Parties.

6.1.1    Broker Fees. Seller shall indemnify and hold harmless Buyer, and Buyer shall indemnify and hold harmless Seller, in each case including all of such Party’s Affiliates and their respective directors, officers, managers, employees and agents, from and against any claim by a broker, finder, investment banker or other Person for any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby, that is based upon any agreement, arrangements or commitments, written or oral, made by or on behalf of Seller or the Project Company (in the case of Seller indemnifying Buyer) or Buyer (in the case of Buyer indemnifying Seller).

6.1.2    Books and Records. Seller shall, reasonably promptly after Closing, provide to Buyer all of the Books and Records of the Project Company that are in the possession of Seller, its Affiliates or their Representatives; provided that Seller shall be entitled to retain copies of such Books and Records delivered to Buyer pursuant to this Section 6.1.2. Seller shall, upon the reasonable request of Buyer made within three (3) years of the Closing Date or within six (6) years of the Closing Date with respect to Tax matters, provide additional information to Buyer that relates to the qualification of each Project for the PTCs or other Tax benefits associated with the Projects, provided that such information is within the possession or control of Seller and its Affiliates. Seller shall bear any reasonable third-party costs and expenses in connection with providing such information.

6.1.3    Professional Services Agreement. Following the date hereof, the Parties shall will negotiate in good faith the terms of a potential professional services agreement between Buyer and Seller (an “Professional Services Agreement”); provided, however, that each Party retains the sole discretion as to whether to enter into a Professional Services Agreement at any time and the failure of either Party to agree to the terms of an Professional Services Agreement at any time following the date hereof shall in no case be a deemed a failure of any condition to Closing or a breach of this Agreement.

6.1.4    Further Assurances. From time to time after the Closing, upon the request of a Party and without further consideration, the other Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby or by the other Transaction Documents.

6.1.5    HSR Act.

(a)    In the event a Party determines in good faith that an HSR Act filing is required in connection with the transactions contemplated by this Agreement, it shall promptly notify the other Party and each of the Parties shall, as promptly as possible after such notification, file the Notification and Report Form and related materials that each Party may be required to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the HSR Act. Each of the Parties will meet (with their legal and other advisors, as appropriate) with regulators on an as-needed basis, will use commercially reasonable efforts to obtain, and will cooperate with the other party to obtain, early termination of the applicable waiting period and will make any further filings, supply additional documentation and provide additional information pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(b)    Without limiting the generality of the Parties’ undertakings pursuant to subsection (a) above, each of the Parties shall use all commercially reasonable efforts to respond to any inquiries by any Governmental Person regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document.

(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Person or the staff or regulators of any Governmental Person, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Persons in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall, subject to all applicable privileges, including the attorney-client privilege, be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. To the extent practicable and not prohibited by a Governmental Person, each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Person or the staff or regulators of any Governmental Person, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)    Notwithstanding the foregoing, nothing in this Section 6.1.5 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii)

any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.2.    Tax Matters.

6.2.1    Tax Indemnity.

(a)    To the fullest extent permitted by applicable Law, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates (including the Project Company) and their respective partners, managers, members, shareholders, consultants, Representatives, successors and assigns from and against any Loss suffered or incurred by such Persons to the extent arising out of, or resulting from (i) Seller Taxes, (ii) any liability of the Project Company for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a result of having been a member of a consolidated, affiliated, combined or unitary group prior to the Closing and (iii) any breach of any representation, warranty or covenant of Seller (or any Affiliate thereof) in this Agreement relating to Taxes.

(b)    Except as otherwise provided in this Agreement, to the fullest extent permitted by applicable Law, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates and their respective partners, managers, members, shareholders, consultants, Representatives, successors and assigns from and against any Loss suffered or incurred by such Persons to the extent arising out of, or resulting from (i) any Tax of the Project Company relating to a taxable period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date (as determined under Section 6.2.3) and (ii) all Taxes of Buyer and all Affiliates thereof, including the Project Company but only relating to a taxable period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

(c)    Whenever Seller or Buyer shall be required to pay the other party an amount with respect to this Section 6.2, such payments shall be made no later than ten (10) days after such payments are requested.

6.2.2    Tax Returns.

(a)    Subject to Section 6.2.2(b), with respect to any Tax Return covering a Pre-Closing Taxable Period that is required to be filed with respect to the Project Company, (i) Seller shall cause such Tax Return to be prepared in compliance with applicable Law and in a manner consistent with practices followed in prior taxable periods to the extent permitted by applicable Law and shall deliver such Tax Return to Buyer, for its review at least forty-five (45) days prior to the due date (including valid extensions) for filing such Tax Return, (ii) Seller and Buyer shall cooperate and consult with each other to finalize such Tax Return and Seller shall incorporate any reasonable comments proposed by Buyer, and (iii) Seller shall cause such Tax Return to be executed and filed within the time and in the manner required by applicable Law with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return or otherwise payable, in each case, within the time and in the manner required by applicable Law.

(b)    With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to the Project Company, (i) Buyer shall cause such Tax Return to be prepared in compliance with applicable Law and shall deliver a draft of such Tax Return to Seller, for its review at least forty-five (45) days prior to the due date (including valid extensions) for filing such Tax Return, (ii) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax Return and Buyer shall incorporate any reasonable comments proposed by Seller, and (iii) at least five (5) days prior to the due date (including valid extensions) for filing such Tax Return, Seller shall pay to Buyer the portion of any Taxes shown as due and payable on such Tax Return with respect to the portion of the period that ends on the Closing Date (as determined under Section 6.2.3), and (iv) Buyer shall cause such Tax Return to be executed and filed within the time and in the manner required by applicable Law with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return.

6.2.3    Straddle Period Taxes.

(a)    For purposes of determining the portion of Taxes for any Straddle Period allocable to the Pre-Closing Taxable Period, the portion of any Tax that is allocable to the portion of the period ending as of the end of the Closing Date shall be (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Taxes based upon or related to income or receipts, the amount which would be payable if the relevant taxable period ended on the Closing Date (at the time of the Closing). For purposes of any Taxes payable in arrears on or prior to the Closing Date, all such Taxes shall be the sole responsibility of Seller. For purposes of any Taxes payable in arrears after the Closing Date, all such Taxes shall be apportioned to the Pre-Closing Taxable Period based on the first sentence of this Section 6.2.3(a).

(b)    Any Tax credits, including, without limitation, PTCs, relating to a Pre-Closing Taxable Period shall be taken into account as though the relevant taxable period ended on the Closing Date (at the time of the Closing, and, in the case of PTCs, based on appropriate meter readings). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practices of the Project Company.

6.2.4    Assistance; Books and Records. Buyer, the Project Company and Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Person, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include the retention and (upon the other Party’s reasonable request) the provision of records and information, including copies of Tax Return workpapers and supporting documentation of the Project Company in the possession or control of Seller for any Tax year including or ending prior to the Closing Date which are reasonably relevant to any such proceeding, and making employees and agents available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out of pocket expenses incurred in providing assistance. Buyer, the Project Company and Seller will (a) retain such Books and Records for the full period of any statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, (b) abide by all record retention agreements entered into with any Governmental Person to which the Party is a party, (c) provide the others with access to any records or information which may be relevant to such preparation, audit, examination, proceeding or determination upon reasonable request and (d) with respect to any such Books and Records relating to periods for which the statute of limitations has expired, retain such Books and Records as requested in writing by the other Party (or turn over such Books and Records to such other Party in lieu of retention).

6.2.5    Audits; Tax Proceedings.

(a)    After the Closing Date, Buyer and Seller shall each notify the other in writing within ten (10) Business Days of the commencement of any audit or administrative or judicial proceeding affecting the Taxes, Tax attributes or Tax benefits of the Project Company, which, if determined adversely to the taxpayer or after the lapse of time could be grounds for claim under this Agreement against the other Party (such other Party, the “Tax Indemnitor”). Such written notice shall contain all material factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Person in respect of any such asserted Tax liability. If either Buyer or Seller fails to give the other Party prompt notice of an asserted Tax liability as required under this Agreement, then the Tax Indemnitor’s indemnification obligations pursuant to this Agreement shall be limited solely to the extent the Tax Indemnitor is actually prejudiced by such failure.

(b)    Seller shall, at its sole cost and expense, have the right to control the contest of any assessment, proposal, claim, reassessment, demand or other Tax proceedings (a “Tax Contest”) that relates solely to a Pre-Closing Taxable Period of the Project Company and that would not be reasonably expected to have an adverse effect on Buyer or the Project Company in any taxable period beginning on or after the Closing Date (a “Pre-Closing Tax Contest”). In order to exercise its right to control a Pre-Closing Tax Contest, Seller shall give written notice to Buyer of its intent to assume control no later than forty-five (45) days after Seller is notified of the Pre-Closing Tax Contest or such earlier date to the extent any further delay would be reasonably expected to have a material adverse effect on Buyer’s ability to control the Pre-Closing Tax Contest, but, in no event shall Seller be required to provide Buyer with such notice earlier than ten (10) days after Seller is notified of the Pre-Closing Tax Contest. In the event that Seller assumes control of a Pre-Closing Tax Contest in accordance with this Section 6.2.5, Buyer shall be entitled to participate in (but not control) the defense of such Pre-Closing Tax Contest with its own counsel and at its sole cost and expense. Seller shall not settle or otherwise resolve such Pre-Closing Tax Contest without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller does not assume control of a Pre-Closing Tax Contest, or if Seller assumes control but fails to diligently and in a timely manner proceed toward the resolution of such Pre-Closing Tax Contest, Buyer may assume control of and defend against a Pre-Closing Tax Contest in such manner as it deems reasonably appropriate, including settling such contest. Buyer shall have the right to control any other Tax Contest of the Project Company; provided, that Seller shall be entitled to participate in the defense of any Tax Contest controlled by Buyer (including a contest for which Seller could have controlled, but did not provide written notice or failed to diligently proceeds pursuant to this Section 6.2.5), with its own counsel and at its sole cost and expense solely to the extent the Tax Contest relates to a Pre-Closing Taxable Period or a Tax liability for which Seller may be required to indemnify Buyer. The Project Company may not settle or otherwise resolve any such Tax Contest with respect to any Tax liability for which Seller is required to indemnify Buyer without the prior written approval of Seller, such approval shall not be unreasonably withheld, conditioned or delayed. The Project Company will execute a power of attorney or other document reasonably requested by Seller to permit Seller to control, settle or otherwise resolve a Pre-Closing Tax Contest.

6.2.6    Refunds. Subject to Section 6.2.12 of this Agreement, all refunds for Taxes for a Pre-Closing Taxable Period or with respect to any Tax Returns relating to a Pre-Closing Taxable Period (including the portion of a Pre-Closing Taxable Period that ends on the Closing Date) that include Seller or the Project Company, whether or not such Tax Returns are due before or after the Closing Date, shall be property of Seller, and such refunds, plus any interest paid by the Governmental Person in connection with the refund, shall be paid to Seller by the Project Company promptly upon receipt. If at any time subsequent to the payment of a Tax refund to Seller, the applicable Governmental Person claims that all, or any portion, of such refund plus interest should be repaid (such amount being hereinafter referred to as the “Disputed Refund Amount”), the Project Company shall notify Seller in writing of the position of such Governmental Person in accordance with the provisions of Section 6.2.5 and Seller shall promptly repay the Disputed Refund Amount to the Project Company, which shall promptly pay the Disputed Refund Amount to the appropriate Governmental Person; provided, however, that, if prior repayment of the Disputed Refund Amount is not required in order to contest a claim for repayment by such Governmental Person, then Seller shall have the right to contest any such claim for repayment by such Governmental Person, prior to the repayment being made by Seller, to the same extent that Seller has the right to contest a claim for taxes under Section 6.2.5(b). Any Tax Contest relating to a Disputed Refund Amount shall be subject to the provisions of Section 6.2.5, and in the event that the Tax Contest is subsequently resolved in favor, in whole or in part, of the Project Company and all, or a portion, of the Disputed Refund Amount is sustained and refunded to the Project Company, the Project Company shall pay the amount so received by Seller. All other refunds for Taxes shall belong to Buyer and such refunds, plus any interest paid by the Governmental Person in connection with the refund, shall be paid to Buyer by Seller, as applicable, promptly upon receipt.

6.2.7    Controlling Tax Provision. To the extent there is an inconsistency between a provision in this Section 6.2 and another provision in this Agreement, this Section 6.2 shall control.

6.2.8    Sale of Assets. Subject to Section 6.2.9 of this Agreement, each Party agrees that the transactions contemplated by this Agreement shall be, to the extent permitted by applicable Law, treated for U.S. federal, and, where permitted, state and local income Tax purposes as a sale of all of the assets of the Project Company by Seller to Buyer and, except as required by applicable Law, shall file all income Tax Returns consistently with such treatment.

6.2.9    Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall pay all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement and Buyer shall indemnify, defend and hold harmless Seller with respect to such Transfer Taxes. Seller shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided, however, that to the extent required by applicable Law, Buyer will join in the execution of any such Tax Returns or other documents relating to such Transfer Taxes. Seller shall prepare any such Tax Returns in accordance with the Allocation Schedule and shall provide Buyer with copies of each such Tax Return or other document at least thirty (30) days prior to the date on which such Tax Return or other document is required to be filed and shall incorporate all reasonable comments received from Buyer with respect to such Tax Returns. “Transfer Taxes” shall mean any and all Transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, bulk transfer or sales, use, value added, real property, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing. Except as may otherwise be required by Law, for purposes of any Transfer Taxes, Seller and Buyer acknowledge and agree that they shall treat the transactions contemplated by this Agreement as a sale of the Target Interests.

6.2.10    Purchase Price Allocation. The Parties agree that the Base Purchase Price (plus any other consideration relevant under Section 1060 of the Code) will be allocated to the Assets for Tax purposes in accordance with the allocation schedule to be prepared by the Parties no later than five (5)

Business Days prior to the Closing Date and attached hereto as Exhibit E (the “Allocation Schedule”). If the Base Purchase Price is adjusted pursuant to Sections 2.4 or 6.2.1, Article 7 or any other provision of this Agreement, the Parties shall use their best efforts to adjust the allocation set forth on the Allocation Schedule to reflect the Purchase Price adjustment. Buyer and Seller agree (A) to act in accordance with the Allocation Schedule in the preparation, filing and amendment (if relevant) of all Tax Returns (including IRS Form 8594 and any similar allocation forms under state, local, county or foreign applicable Law); and (B) not to take any position inconsistent therewith unless required to do so by (a) a closing agreement, settlement agreement or similar agreement settling a Tax proceeding entered into among Seller, Buyer (or any Affiliate thereof) and the IRS or any other Taxing Authority, or (b) a final non-appealable order or judgment rendered by a court of competent jurisdiction concluding a Tax Contest. If any Governmental Person challenges any allocation in any IRS Form 8594 (or any similar allocation form under state, local, county or foreign applicable Law) filed or caused to be filed by Buyer or Seller, the Party receiving notice of such challenge shall give the other Party prompt notice of such challenge, and Buyer and Seller shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of the Allocation Schedule.

6.2.11    Treatment of Indemnity Payments. The Parties shall treat all payments made by Seller to or for the benefit of Buyer and all payments by Buyer to or for the benefit of Seller under any indemnity provision of this Agreement, as adjustments to the Aggregate Purchase Price, unless otherwise required by applicable Law (taking into account all relevant facts and circumstances underlying such payment), in which case any such payment will be increased by any Tax cost actually incurred by the recipient or reduced by any Tax benefit actually realized by the recipient, as applicable.

6.2.12    Rebates. Notwithstanding any other provision of this Agreement to the contrary, the rebate expected to be received with respect to the South Dakota Reinvestment Payment Program (the “Rebate”) administered by the South Dakota Governor’s Office of Economic Development (“SDGOED”) shall belong to Seller and shall be paid to Seller by the Project Company (and, after the Closing Date, Buyer shall cause the Project Company to make such payment) promptly following receipt. If, at any time subsequent to the receipt of the Rebate, SDGOED claims that all, or any portion, of the Rebate should be repaid to SDGOED, the Project Company shall notify Seller in writing of such claim in accordance with the provisions of Section 6.2.5. Seller shall control the contest of any dispute relating to such claim to the same extent that Seller has the right to contest a claim for Taxes under Section 6.2.5(b), except that (i) the reference to forty-five (45) days in the second sentence thereof shall be ninety (90) days, and (ii) the consent of Buyer to a settlement or other resolution of the dispute shall not be required if Seller provides funds to the Project Company in an amount equal to any payment that is required to be made to SDGOED under the proposed settlement or other resolution of the dispute. To the extent that all, or a portion, of the Rebate is required to be repaid to SDGOED pursuant to a final settlement or other resolution of such dispute, such amount shall promptly be paid by Seller to the Project Company, and the Project Company shall promptly pay such amount to SDGOED.

6.3    Reliance Letters. From the date hereof until Closing, to the extent that the studies and reports set forth on Schedule 4.2.21 have not been provided to the Project Company, Seller shall use its commercially reasonable efforts to deliver to Buyer reliance letters, in form and substance reasonably satisfactory to Buyer, that allow the Project Company to rely on all such studies and reports.

6.4    Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, contracts and other documents and data related to the Projects; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Projects as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Project Company to cooperate with Buyer’s reasonable request in its investigation of the Projects; provided, with respect to clauses (a), (b) and (c) above, all requests for access, inspection or investigation pursuant to this Section 6.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Projects or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.5    Notice of Certain Events.

6.5.1    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(a)    any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in all material respects or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 3.2 or 3.3 to be satisfied;

(b)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)    any notice or other communication from any Governmental Person in connection with the transactions contemplated by this Agreement; and

(d)    any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Project that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.2.10 or that relates to the consummation of the transactions contemplated by this Agreement.

6.5.2    Buyer’s receipt of information pursuant to this Section 6.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

6.6    Insurance. To the extent that the insurance policies listed in Schedule 4.2.17 do not already so provide, Seller shall use commercially reasonable efforts to obtain necessary endorsements providing that the Project Company is an additional insured under such policies (and can otherwise accrue the benefits of such policies following the Closing) with respect to events and circumstances occurring on and prior to the Closing Date and deliver certificates evidencing the same to Buyer. Following the Closing, at the written request of Buyer and at Buyer’s sole expense, Seller shall use its commercially reasonable efforts to ensure the Project Company derives the benefits of the insurance policies listed in Schedule 4.2.17 with respect to events and circumstances occurring on and prior to the Closing Date.

6.7    Certain Terminations. Seller shall, effective as of Closing, terminate the Loan Agreement and the Asset Management Agreement (i) in a manner whereby: (A) any and all obligations and liabilities of the Project Company to Seller under the Loan Agreement and the Asset Management Agreement (including in each case any and all contingent obligations) shall have been fully discharged and terminated and (B) no liabilities or obligations thereunder shall be subject to reinstatement or revival, notwithstanding any provisions to the contrary in the Loan Agreement or the Asset Management Agreement; and (ii) by written instruments reasonably satisfactory to Buyer.

6.8    FERC 203 Application; SPP Consent.

6.8.1    FERC 203. No later than two (2) Business Days after the date of this Agreement, Buyer and Seller shall file an application with FERC for an order approving the sale of the Target Interests under Section 203 of the Federal Power Act (“FERC 203 Order”). Buyer and Seller shall cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 6.8 including but not limited to permitting counsel for the other Party to review in advance any proposed written communication to any Governmental Person and by providing counsel for the other Party any other information supplied by or on behalf of such Party to a Governmental Person and any information received from or communications with such a Governmental Person in connection with the application to FERC for the FERC 203 Order and any Final FERC 203 Order and the transactions contemplated by this Agreement.

6.8.2    SPP. In the event that Closing occurs after Buyer’s integration into SPP, which shall be effective October 1, 2015, Buyer and Seller will coordinate to receive and/or file with FERC any consents from SPP that may be required to transfer Seller’s rights in the Project to Buyer including without limitation, rights in the Interconnection Agreements and/or the ability of the Project to deliver power to the bulk power system.

6.9    Expansion Project Payment. Buyer shall be responsible for any Expansion Phase COD Payment (as defined in the B&H PSA) owed to B&H.

6.10    Supplements to Disclosure Schedules. Prior to the Closing Date, Seller shall supplement or amend the Disclosure Schedules required by this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule. Each supplement or amendment to the Disclosure Schedules pursuant to this Section 6.10 shall be approved and agreed to in writing by Buyer in order for such supplement or amendment to the Disclosure Schedules to qualify the representations and warranties made herein or to be made a part of this Agreement.

6.11    Compliance. If the Closing Date occurs on or after to September 18, 2015, prior to the Closing Date, the Project Company shall commence (a) the Site Environmental Plan, and (b) the Tier 4 study, in accordance with the schedule set out in the Post-construction Monitoring for the Beethoven Wind Farm South Dakota proposal issued by Western EcoSystems Technology, Inc. on March 11, 2015.

6.121    Real Property Certificates. With respect to each Real Property Interests for which Seller has not obtained a Real Property Certificate prior to the Closing Date, Seller shall use its commercially reasonable efforts to obtain such Real Property Certificates within thirty (30) days following the Closing Date.

ARTICLE 7

INDEMNIFICATION AND REMEDIES

7.1    General.

7.1.1    Mutual Indemnity. To the fullest extent permitted by applicable Law, Seller shall defend, indemnify and hold harmless Buyer, and Buyer shall defend, indemnify and hold harmless Seller (the applicable indemnifying party, the “Indemnitor”), including, in the case of each non-indemnifying Party, such Party’s Affiliates and their respective officers, directors, managers, members, shareholders, successors and assigns (each, an “Indemnified Party,” with each Party and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Loss suffered or incurred by any Indemnified Party to the extent arising out of, relating to or resulting from (a) the breach of or inaccuracy of any representation or warranty of the Indemnitor contained in this Agreement or (b) the nonfulfillment, breach or default by the Indemnitor of any covenant or agreement of such Indemnitor contained in this Agreement. Notwithstanding the foregoing, no Indemnified Party shall be entitled to any indemnification hereunder in respect of any Loss solely to the extent caused by the gross negligence, willful misconduct or failure to perform obligations under the Transaction Documents of such Indemnified Party or any Person who is a member of its Indemnified Group.

7.2    Limitations on Indemnification.

7.2.1    Timing of Claim. Notwithstanding the provisions of Section 7.1 above, no Indemnified Party shall be entitled to make any claim for indemnification as provided in Section 7.1 after the expiration of the applicable Survival Period (as defined below). All (a) covenants and agreements shall survive until the expiration of all applicable statutes of limitations with respect to the matters covered thereby and (b) all representations and warranties, except for those specifically identified in the following clause, shall survive the Closing for a period of eighteen (18) months after the Closing; provided that (i) the representations and warranties in this Agreement relating to Taxes shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable federal or state statute of limitations (including any extensions thereto), (ii) the representations and warranties in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.5(a) (with respect to Charter Documents), 4.1.7, 4.1.11, 4.2.1(a) and (b), 4.2.3, 4.2.4(a) (with respect to Charter Documents), 5.1.1, 5.1.2, 5.1.3, 5.1.5(a) (with respect to Charter Documents), and 5.1.8 (collectively, the “Fundamental Representations”), shall survive until the expiration of the applicable statute of limitations and (iii) the representations and warranties in Section 4.2.12 (Environmental Matters), shall survive the Closing for a period of two (2) years (each of the foregoing hereinafter referred to as a “Survival Period”).

7.2.2    Payment of Claim. After (a) any final decision, judgment or award shall have been rendered by a Governmental Person of competent jurisdiction and the time in which to appeal therefrom shall have expired, (b) a settlement shall have been consummated or (c) the Indemnitor shall have agreed to such indemnification claim hereunder, the Indemnified Party shall provide the Indemnitor with written notice of any sums due and owing by the Indemnitor pursuant to this Agreement with respect to such matter and the Indemnitor shall, subject to the applicable limitations of this Article 7, be required to pay all of the sums due and owing to the Indemnified Party by wire transfer of immediately available funds, within ten (10) days after the date of such notice.

7.2.3    Overall Limitation on Liability of Seller. Other than indemnification for claims relating to Tax representations, covenants or obligations relating to Taxes for a Pre-Closing Taxable Period,

Buyer and its Indemnified Group shall not be entitled to indemnification and Seller shall have no liability pursuant to this Agreement until such time as the total amount of all Losses (including the Loss arising from such breach and all other Losses arising from any other breaches) exceeds One Million Dollars ($1,000,000) in the aggregate (the “Basket”), in which case Buyer and its Indemnified Group shall be entitled to all such Losses from the first Dollar. Notwithstanding any other provision of this Agreement or any other Transaction Document, excluding the Professional Services Agreement, following the Closing, the aggregate liability of Seller under this Article 7 or otherwise arising out of or relating to this Agreement from any and all causes (whether based in contract, tort (including negligence), strict liability, law or equity, or any other cause of action), shall not exceed twenty-five percent (25%) of the Base Purchase Price, except claims (a) relating to Fundamental Representations shall be unlimited, (b) relating to Tax representations, covenants or obligations relating to Taxes for a Pre-Closing Taxable Period, shall be unlimited and (c) based on fraud shall be unlimited.

7.2.4    Overall Limitation on Liability of Buyer. Other than with respect to indemnification for claims relating to Tax representations, covenants or obligations and Buyer’s obligations under Article 2, Seller and its Indemnified Group shall not be entitled to indemnification and Buyer shall have no liability pursuant to this Agreement until such time as the total amount of all Losses (including the Loss arising from such breach and all other Losses arising from any other breaches) exceeds the Basket, in which case Seller and its Indemnified Group shall be entitled to all such Losses from the first Dollar. Notwithstanding any other provision of this Agreement or any other Transaction Document, excluding the Professional Services Agreement, following the Closing, the aggregate liability of the Buyer under this Article 7 or otherwise arising out of or relating to this Agreement from any and all causes (whether based in contract, tort (including negligence), strict liability, law or equity, or any other cause of action), shall not exceed twenty-five percent (25%) of the Base Purchase Price, except (a) with respect to the obligations to pay the Aggregate Purchase Price, which shall not exceed 100% of the Aggregate Purchase Price plus reasonable costs of enforcement and (b) claims (i) relating to Fundamental Representations shall be unlimited, (ii) relating to Tax representations, covenants or obligations shall be unlimited, and (iii) based on fraud shall be unlimited.

7.2.5    Jurisdiction; Waivers. The Parties shall undertake any such Action pursuant to the jurisdiction and consent provisions set forth in Section 9.6.

7.2.6    Reasonable Steps to Mitigate. Each Indemnified Party shall use commercially reasonable efforts to mitigate all Losses relating to a claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of the claim as may be reasonably requested by the Indemnitor.

7.2.7    Insurance; Subsequent Recoveries.

(a)    If any Indemnified Party receives any proceeds or other amounts in respect of any Loss pursuant to any recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement, or payment by or against any other Person with respect to a claim for indemnification under this Article 7, the Indemnitor’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds and other amounts actually received by the Indemnified Party or its Indemnified Group.

(b)    If the amount of any Indemnified Group’s Loss, at any time subsequent to an Indemnitor’s making of a payment under this Article 7, is reduced as described in the foregoing clause (a) of this Section 7.2.7, the amount of such recovery shall be repaid by such Indemnified Party to such Indemnitor within fifteen (15) days after receipt thereof (or credit therefor) by such Indemnified Party, up to the aggregate amount of the payments made by such Indemnitor to such Indemnified Party and, in the case of Buyer’s Indemnified Group, less any increase in fees, premiums or other costs relating to or resulting from such claim.

(c)    The Parties agree to use commercially reasonable efforts to maximize insurance recoveries with respect to any Losses.

7.2.8    Sole Remedy. Subject to Section 9.13, Section 6.2 and this Article 7 shall be the exclusive remedy for breaches of this Agreement or any certificates delivered pursuant to this Agreement, or otherwise in respect of the sale of the Target Interests contemplated hereby.

7.2.9    Buyer’s Knowledge. Seller shall not be liable under this Article 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the date hereof.

7.2.10    Seller’s Knowledge. Buyer shall not be liable under this Article 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement if Seller had actual knowledge of such inaccuracy or breach prior to the date hereof.

7.2.11    Materiality. For the purposes of this Article 7, in determining the amount of Losses arising from or relating to any breach of or inaccuracy in any representation or warranty in this Agreement (but not for purposes of determining whether such a breach or inaccuracy occurred), all materiality and Material Adverse Effect qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to such qualifier.

7.3    Procedure for Indemnification with Respect to Third-Party Claims.

7.3.1    Notice of Third-Party Claim. If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against an Indemnitor under Article 7, then the Indemnified Party shall use commercially reasonable efforts to promptly notify the Indemnitor thereof in writing. Failure to give prompt notice of a Third-Party Claim hereunder shall not affect Indemnitor’s obligations under this Article 7, except to the extent the Indemnitor has been prejudiced by such failure.

7.3.2    Defense of Third-Party Claim. The Indemnitor, upon written notice to the Indemnified Party, will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, which defense shall be prosecuted by the Indemnitor to a final conclusion or settlement in accordance with the terms hereof; provided, however, that the Indemnitor shall not be entitled to assume the defense of any claim or legal proceeding in which counsel to the Indemnified Party determines in good faith that joint representation would be inappropriate based on a conflict of interest between the Indemnitor and the Indemnified Party with respect to such claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Action for which the Indemnitor has assumed the defense in accordance with the prior sentence, with its own counsel and at its sole cost and expense. The Indemnitor and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

7.3.3    Settlement; Judgment. The Indemnitor shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding if such settlement or judgment affects the ongoing business or operations of the Project Company or results in the Project Company not obtaining a full release, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

7.3.4    Indemnified Party Defense. If the Indemnitor does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date the Indemnitor is notified of such claim by the Indemnified Party or is not entitled to assume the defense: (a) the Indemnified Party may defend against such claim or litigation, at the sole cost and expense (which cost and expense shall be reasonable) of the Indemnitor, in such manner as it may deem reasonably appropriate, including settling such claim or litigation, subject to the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), and (b) the Indemnitor shall be entitled to participate in (but not control) the defense of such Action, with its counsel and at its sole cost and expense.

7.3.5    Access and Cooperation. In connection with any Third-Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party, and any out of pocket expenses incurred by any Indemnified Party in connection therewith shall be included in such Indemnified Party’s Losses.

7.3.6    Controlling Tax Provision. Section 6.2 shall control indemnification claims relating to Taxes except as expressly provided herein.

7.3.7    Subrogation. Upon payment of a Loss by an Indemnitor to an Indemnified Party pursuant to this Article 7 (other than any such payment relating to Taxes), such Indemnitor, without any further action, shall be subrogated to any and all claims that such Indemnified Party or any member of its Indemnified Group may have against third parties relating to such Loss, but only to the extent of the amount paid to such Indemnified Party or any member of its Indemnified Group by such Indemnitor in respect of such Loss, and such Indemnified Party and the members of its Indemnified Group shall use commercially reasonable efforts to cooperate with such Indemnitor, at the expense of such Indemnitor in order to enable such Indemnitor to pursue such claims. Without limiting the foregoing, upon payment by Seller of a Loss pursuant to the terms of this Agreement with respect to a claim that is also subject to indemnification or other remedies under the B&H PSA, Buyer hereby assigns and shall cause the Project Company to assign its right to enforce such remedies to Seller. Buyer hereby acknowledges and agrees that if Buyer seeks, or causes the Project Company to seek, indemnification or other remedies under the B&H PSA, Buyer shall simultaneously waive its right to seek indemnification from Seller hereunder to the extent of any indemnification indefeasibly received by the indemnified party under the B&H PSA.

7/4    Right to Offset Payments. Each Party shall have the right to offset any undisputed amounts due and payable under this Article 7 by the other Party pursuant to the terms of this Agreement against any amounts due and payable by the offsetting Party under this Article 7.

ARTICLE 8

TERMINATION
8.1    Termination Prior to Closing Date. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

8.1.1    at any time before the Closing, by mutual written agreement of Seller and Buyer,

8.1.2    at any time before the Closing, by Seller or Buyer if any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Transaction Documents, upon notification of the non-terminating Party by the terminating Party,

8.1.3    by Buyer if all of the conditions set forth in Section 3.3 shall not have been satisfied by Seller or waived by Buyer on or before the Outside Date, other than through the failure of Buyer to fully comply with its obligations hereunder,

8.1.4    by Seller if all of the conditions set forth in Section 3.2 shall not have been satisfied by Buyer or waived by Seller on or before the Outside Date, other than through the failure of Seller to fully comply with its obligations hereunder,

8.1.5    by Seller if Buyer does not approve or agree to an amendment to the Disclosure Schedules proposed by Buyer pursuant to Section 6.10 with respect to any matter that arose after the date of this Agreement,

8.1.6    by Buyer if either of the United States Fish and Wildlife Service or the South Dakota Department of Game, Fish, and Parks provides comments to the draft Bird and Bat Conservation Strategy prior to Closing which comments are unsatisfactory to Buyer in its reasonable discretion,

8.1.7    by Buyer (upon delivery of written notice to Seller) (i) if Seller breaches any of its representations or warranties contained in Article 4 or fails to perform any of its covenants, agreements or obligations under this Agreement, and in each such case the conditions set forth in Section 3.3.4 and Section 3.3.5, as applicable would not be satisfied on or prior to the Outside Date; provided that if such breach is curable by Seller on or prior to the Outside Date through the exercise of commercially reasonable efforts, then for so long as Seller continues to exercise such commercially reasonable efforts to cure such breach, Buyer may not terminate this Agreement pursuant to this Section 8.1.7, and

8.1.8    by Seller (upon delivery of written notice to Buyer) if Buyer breaches any of its representations or warranties set forth in Article 5 or fails to perform any of its covenants, agreements or obligations under this Agreement such that the conditions set forth in Section 3.2.3 or Section 3.2.4, as the case may be, would not be satisfied on or prior to the Outside Date, provided that if such breach is curable by Buyer on or prior to the Outside Date through the exercise of its commercially reasonable efforts, then for so long as Buyer continues to exercise such commercially reasonable efforts to cure such breach, Seller may not terminate this Agreement pursuant to this Section 8.1.8.

8.2    Effect of Termination.

8.2.1    If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Seller or Buyer (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that (a) the provisions set forth in this Section 8.2, Section 9.5, Section 9.6, Section 9.7, Section 9.11, and Section 9.20 will continue to apply following any such termination.

8.2.2    Subject to the Confidentiality Agreement, upon termination of this Agreement by a Party for any reason, Buyer shall return or destroy, at Buyer’s election, all documents and other materials of Seller relating to the Project Company, the Projects and the Assets. Each Party shall also return to the other Party or destroy, at such Party’s election, any information relating to the Parties furnished by one Party to the other, whether obtained before or after the execution of this Agreement. All information received by Buyer with respect to the Project Company, the Assets, the Projects or Seller shall remain subject to the Confidentiality Agreement.

ARTICLE 9

MISCELLANEOUS

9.1    Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile or other electronic transmission, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to the other Party at the address set forth below; provided, however, that to be effective any such notice sent originally by facsimile or other electronic transmission must be followed within three (3) Business Days by a copy of such notice sent by overnight courier service:
(a)    If to Buyer, to it at:
NorthWestern Energy
3010 West 69th Street
Sioux Falls, South Dakota 57108
Attention: Bleau LaFave
Facsimile: (605) 782-5404
Email: bleau.lafave@northwestern.com

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention: Michael Pignato
Facsimile: (612) 340-2643
Email: pignato.michael@dorsey.com

(b)    If to Seller, to it at:
BayWa r.e. Wind, LLC
4365 Executive Drive, Suite 1470
San Diego, California 92121
Attention: Florian Zerhusen
Facsimile: (858) 450-6801

Email: zerhusen@baywa-re.us

With a copy to (which shall not constitute notice):

Morrison & Foerster LLP
707 Wilshire Blvd., 60th Floor
Los Angeles, California 90017
Attention: Jeffrey A. Chester, Esq.
Facsimile: 213-892-5260
Email: Jeff.Chester@mofo.com

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify additional addresses to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or other electronic transmission, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time, and (iv) three (3) Business Days after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.
9.2    Entire Agreement; Amendments. The Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof. No oral representations or modifications concerning this instrument nor any course of dealing between or among any Persons having any interest in this Agreement shall be of any force or effect unless contained in a subsequent written modification signed by the Party to be charged. This Agreement may be amended, modified or waived only by a written instrument executed by the Parties.

9.3    Successors and Assigns. This Agreement and the other Transaction Documents shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns. Except as expressly provided therein, neither this Agreement, nor any other Transaction Document, nor any right hereunder or thereunder, may be assigned by any Party without the prior written consent of the other Party. Notwithstanding any term herein, Seller (a) acknowledges that Buyer intends to merge the Project Company with and into Buyer, with Buyer as the surviving entity (or achieve the equivalent effect by similar restructuring) and (b) consents (with no requirement of further notice or other action required of Buyer) to such merger or equivalent restructuring; provided, that (a) Buyer provides notice to Seller thereof immediately following the consummation of such merger or equivalent transaction and (ii) as of consummation of such merger or equivalent restructuring and any subsequent restructuring, the Parties deem all references to the Project Company in this Agreement and the Transaction Documents to refer to Buyer as successor in interest of the Project Company resulting from such a restructuring, as though Buyer was a party to each Transaction Documents to which the Project Company is a party.

9.4    Currency Matters. U.S. Dollars shall be the currency of account in the case of all obligations arising under or relating to this Agreement.

9.5    Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws rules, except for Section 5.1401 of the New York General Obligations Law.
9.6    Consent to Jurisdiction. The Parties agree that any Action by or against any Party (or its Affiliates or designees) with respect to or arising out of this Agreement or any other Transaction Document shall be brought exclusively in the Southern District of New York or the courts of the State of New York, in the city of New York, as the Party instituting such suit, action or other legal proceeding may elect. By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding. The Parties irrevocably consent to the service of process in any such Action or proceeding by the mailing of copies thereof by registered or certified mail, return receipt requested, first class postage prepaid to the addresses set forth in Section 9.1. In all cases, to the extent permitted by Law, each of the Parties hereto irrevocably waives its right to a jury trial with respect to any and all actions, claims and disputes in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
9.7    Attorneys’ Fees. In any Action brought by a Party to enforce the provisions of this Agreement, the prevailing Party in such Action (if reasonably ascertainable) shall be entitled to the recovery of its reasonable legal fees and expenses (including reasonable attorneys’ fees and legal costs and expenses such as expert witness fees), as fixed by the court without necessity of noticed motion.
9.8    Confidentiality.
9.8.1    Confidential Information. Each Party will hold, and will use all commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence, all documents and information concerning the other Party or any of its Affiliates furnished to it by the other Party or such other Party’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby (including all Transaction Documents), provided that nothing in this Section 9.8 shall limit the disclosure of any documents or information (a) to the extent required by Law, Order or stock exchange regulations (provided that if required by Law or Order, each Party agrees, if permissible, to give the other Party prior written notice of such disclosure in sufficient time to permit such other Party to seek a protective order should it so determine), (b) in connection with any litigation between the Parties (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the transactions contemplated hereby or by the other Transaction Documents, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives, and (e) later acquired by the receiving Party from another source if the receiving Party is not aware or should not reasonably be aware that such source is under an obligation to another Party hereto to keep such documents and information confidential; provided that following the Closing, the foregoing restrictions will not apply to Buyer’s use of any documents and information concerning the Project Company. The existing Nondisclosure Agreement, effective June 3, 2015 (the “Confidentiality Agreement”), between the Parties shall continue unaffected by, and the obligations therein shall be in addition to, the foregoing.

9.8.2    Tax Treatment. Notwithstanding any other provision in this Section 9.8, each Party hereto (and any employee, representative, or agent of such Party) may disclose to any and all Persons,

without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by the Transaction Documents and the Seller Parent Guaranty and all materials of any kind (including opinions or other Tax analyses) that are provided to any Party hereto to the extent relating to such Tax treatment or Tax structure. This Section 9.8.2 is intended to prevent the transactions contemplated by this Agreement from being treated as a “reportable transaction” for federal Tax purposes.

9.9    Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, each Party shall bear responsibility for its own costs and expenses in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, including the fees and expenses of its legal counsel and other consultants and advisors in connection with this Agreement and any other Transaction Document, except as may be otherwise provided herein.

9.10    Public Statements. Except as required by applicable Law or stock exchange regulation, no Party may (or cause its Affiliates to) release any public statement regarding the transactions contemplated hereunder without first having delivered a copy of such statement to the other Party at least two (2) Business Days before releasing it to the public and considering all reasonable comments thereon provided by the other Party; provided, however, without limiting the generality of the foregoing exclusion for applicable Law or stock exchange regulation, that each Party may disclose the transactions contemplated hereunder (including provision of an unredacted copy of this Agreement) in regulatory filings in a manner consistent with such Party’s past practice for similar transactions.

9.11    Waiver of Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, in no event shall any Party or its Affiliates, or their respective managers, members, shareholders or Representatives, be liable hereunder at any time for consequential, indirect, special or punitive loss or damage of the other Party or any of its Affiliates, whether in contract, tort (including negligence), strict liability or otherwise, except in the case of fraud or to the extent actually paid to a third party (including any Governmental Person) in connection with a Third-Party Claim. Notwithstanding the foregoing, or any provision to the contrary contained herein, to the extent any PTCs or other Tax benefits associated with a Project are lost or recaptured as a result of a breach of or the inaccuracy of the representations and warranties made by Seller, or the breach of any covenant, obligation or agreement by Seller, the value or such lost or recaptured PTCs or other Tax benefits associated with a Project shall not constitute consequential, indirect, special or punitive damages for purposes of this Section 9.11.

9.12    Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against any other Party.

9.13    Specific Performance. Buyer and Seller acknowledge and agree that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party (a) waives any defenses in any Action for specific performance that such other Party is required to mitigate damages or otherwise has an adequate remedy under law and (b) agrees that, without posting bond, proving damages or other undertaking, the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any Action instituted in accordance with Section 9.6, in addition to any other remedy to which they may be entitled at law or in equity.

9.14    Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

9.15    Severability. The invalidity under Law of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

9.16    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.

9.17    Third Parties. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to create any right in, duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement.

9.18    No Waiver. Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

9.19    Delivery by Facsimile or PDF. This Agreement and any amendments hereto, the other Transaction Documents and any amendments thereto or, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to the other Party. No Party shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a Contract and each Party forever waives any such defense. Notwithstanding the foregoing, each of the Parties hereto shall use its commercially reasonable efforts to deliver an original counterpart signature page to each other party within six weeks after the date hereof.

9.20    Exercise of ROFO. Buyer and Seller hereby acknowledge and agree that Seller has provided a ROFO Notice (as defined in the 39 MW PPA) to Buyer and Buyer has exercised its ROFO rights under the 39 MW PPA. Buyer hereby agrees that if this Agreement terminates pursuant to Article 8 (other than as a result of termination by Buyer pursuant to Section 8.1.3 (with respect to conditions within the control of Seller) or Section 8.1.7), then the ROFO shall terminate with respect to the transactions contemplated by the Transaction Documents and Seller may close on the sale of the Target Interests at any time not more than 12 months thereafter for a purchase price at or above $143 million and on terms no less favorable to Seller without regard to the identity of the buyer; provided, that if Seller terminates this Agreement pursuant to Section 8.1.4, solely due to the failure of a Final FERC 203 Order to be issued prior to the Outside Date, the ROFO shall not terminate with respect to any potential buyer who was, or was an Affiliate of, an intervenor with respect to the FERC 203 application.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed and delivered as of the date first set forth above.
NorthWestern Corporation d/b/a NorthWestern Energy
By: /s/ Robert C. Rowe
Name: Robert C. Rowe
Title: President and Chief Executive Officer

BayWa r.e. Wind, LLC

By: /s/ Florian Zerhusen
Name: Florian Zerhusen
Title: President and CEO

[Signature Page to Purchase and Sale Agreement]